Exhibit 10.1

CREDIT AGREEMENT

among

PHYSICIANS FORMULA, INC., a New York corporation

THE LENDERS PARTIES HERETO

and

UNION BANK OF CALIFORNIA, N.A.

as Administrative Agent

Dated as of November   , 2006

i

3.16	Real Property Assets	39
3.17	Permits, Etc	39
3.18	Nature of Business	40
3.19	Capital Structure and Equity Ownership	40
3.20	Insolvency	40
3.21	Labor Matters	40
3.22	Condemnation	40
3.23	Absence of Financing Statements	40
3.24	Perfection of Security Interest	40

SECTION 4.	CONDITIONS PRECEDENT	41
4.1	Conditions to Closing Date	41
4.2	Conditions to Each Loan or Letter of Credit	43

SECTION 5.	AFFIRMATIVE COVENANTS.	44
5.1	Financial Statements	44
5.2	Certificates; Other Information	44
5.3	Payment of Obligations	46
5.4	Conduct of Business and Maintenance of Existence	46
5.5	Maintenance of Property; Insurance	46
5.6	Inspection of Property; Books and Records; Discussions	47
5.7	Use of Proceeds	48
5.8	Hedging Obligations	48
5.9	Acquisition of Real Property	48
5.10	Lease and License Compliance	48
5.11	Environmental and Safety Requirements	48
5.12	Employee Matters	49
5.13	Covenants Regarding Additional Subsidiaries	49

SECTION 6.	NEGATIVE COVENANTS	50
6.1	Financial Condition Covenants	50
6.2	Limitation on Indebtedness	51
6.3	Limitation on Liens	52
6.4	Limitation on Fundamental Changes	53
6.5	Limitation on Sale of Assets	53
6.6	Limitation on Restricted Payments	53
6.7	Limitation on Acquisitions, Investments, Loans and Advances	53
6.8	Transactions with Affiliates	54
6.9	Fiscal Year	54
6.10	Prohibitions on Certain Agreements, Modifications to Certain Agreements	54
6.11	Sale-Leaseback Transactions	55
6.12	Unfunded Liabilities	55
6.13	Line of Business	55

SECTION 7.	EVENTS OF DEFAULT	55

SECTION 8.	THE AGENT	58

8.1	Appointment	58
8.2	Delegation of Duties	59
8.3	Exculpatory Provisions	59
8.4	Reliance by Agent	59
8.5	Notice of Default	59
8.6	Non-Reliance on Agent and Other Lenders	60
8.7	Indemnification	60
8.8	Agent in Its Individual Capacity	61
8.9	Successor Agent	61

SECTION 9.	MISCELLANEOUS	61
9.1	Amendments and Waivers	61
9.2	Notices	62
9.3	No Waiver; Cumulative Remedies	63
9.4	Survival of Representations and Warranties	63
9.5	Payment of Expenses and Taxes	63
9.6	Successors and Assigns; Participation; Purchasing Lenders	64
9.7	Adjustments; Set-Off	67
9.8	Counterparts	68
9.9	Severability	68
9.10	Integration	68
9.11	GOVERNING LAW	68
9.12	Judicial Reference; Consent to Jurisdiction.	68
9.13	Acknowledgements	69
9.14	Headings	69
9.15	Confidentiality	69

Exhibits
A-1	Form of Revolving Note
A-2	Form of Term Note
B	Form of No Default/Representation Certificate
C	Form of Continuation Notice
D	Form of Borrowing Notice
E	Form of Assignment and Acceptance
F	Form of Covenant Compliance Certificate
G-1	Form of Letter of Credit Request (Standby)
G-2	Form of Letter of Credit Request (Commercial)
H	Form of Landlord Consent

Schedules
3.2	Qualification Jurisdictions
3.5	Litigation
3.6	Legal and Operating Names

3.7	Environmental Matters
3.8	Intellectual Property Matters
3.13	Subsidiaries
3.16	Real Property
3.19	Capital Structure and Equity Ownership
6.7	Certain Advance of Officers
6.8	Affiliate Transactions

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November   , 2006, among PHYSICIANS FORMULA, INC., a New York corporation (the “Borrower”), the several banks and other lenders from time to time parties to this Agreement (the “Lenders”) and UNION BANK OF CALIFORNIA, N.A. (“UBOC”), as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrower has requested that the Lenders extend to it revolving and term loan facilities for its use in refinancing certain debt, the payment of fees and expenses relating thereto, for working capital and general corporate purposes and the payment of fees and expenses related to the initial public offering of Holdings and for other uses as set forth therein. The Lenders have agreed to such request, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accountants”:  Deloitte & Touche LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and reasonably satisfactory to the Agent.

“Acquired Person”:  as defined in the definition of “Permitted Acquisition” contained in this Section 1.1.

“Acquisition”:  any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Acquisition Agreement”:  that certain Stock Purchase Agreement dated as of November 3, 2003 among PFI Acquisition Corp., Pierre Fabre Dermo-Cosmetique S.A., a French société

anonyme, Pierre Fabre, Inc., a New York corporation, the Pledgor and Pierre Fabre, S.A., a French société anonyme, as amended, modified, supplemented or restated from time to time.

“Adjusted EBITDA”:  for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, EBITDA plus, only to the extent reflected in the determination of Net Income for that period and without duplication, (i) Transaction Costs, (ii) one-time costs in connection with the initial public offering of equity interests in the Pledgor relating to compliance with (x) Sarbanes-Oxley Act of 2002 (as amended from time to time) and the rules and regulations promulgated thereunder and (y) securities laws and regulations; provided that the aggregate amount of such costs under this clause (ii) shall not exceed $450,000 during the fiscal year ending December 31, 2006 and $325,000 during the fiscal year ending December 31, 2007, (iii) special one-time bonus in an amount equal to $270,000 paid to certain members of management during the fiscal year ending December 31, 2006 and (iv) one-time non-cash compensation charges in an amount equal to $8,800,000 associated with the vesting of performance based options during the fiscal year ending December 31, 2006.

“Affiliate”:  as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote securities having 10% or more of the ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent”:  as defined in the preamble hereto.

“Aggregate Revolving Loan Commitment”: the sum of the Revolving Loan Commitments set forth on the signature pages hereof.

“Aggregate Term Loan Commitment”:  the sum of the Term Loan Commitments set forth on the signature pages hereof.

“Aggregate Total Commitment”:  the sum of the Aggregate Revolving Loan Commitment and the Aggregate Term Loan Commitment.

“Aggregate Total Commitment Percentage”: with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Commitments (or, if any such Commitment has terminated, its outstanding Term Loans or Revolving Loans, participations in Letters of Credit and unreimbursed drawings thereunder, as applicable) bears to the Aggregate Total Commitment (or, with respect to any terminated Commitment, the outstanding Term Loans or Revolving Loans, participations in Letters of Credit and unreimbursed drawings thereunder, as applicable, under such Commitment).

“Agreement”:  this Credit Agreement, as amended, waived, supplemented or otherwise modified from time to time.

“Applicable Lending Office”:  for any Lender, its offices for LIBOR Loans and Base Rate Loans and for participations in Letters of Credit specified on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 20 days’ prior written notice to the Agent and the Borrower, be changed by such Lender.

“Asset Disposition”:  the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than Cash Equivalents but, including the assignment of any lease, license or permit relating to the Properties) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its Subsidiaries; provided that Asset Dispositions shall not include (i) the sale of Inventory in the ordinary course of business and otherwise, provided that such sale is not in connection with a winding up or liquidation of the Borrower or any Subsidiary and (ii) the sale of obsolete, surplus, uneconomical, or worn-out assets in an aggregate amount not exceeding $500,000 in any fiscal year of the Borrower.

“Assignment and Acceptance”:  an Assignment and Acceptance in the form of Exhibit E to this Agreement.

“Available Revolving Loan Commitment”: with respect to each Revolving Loan Lender on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of such Lender’s (i) Revolving Loans outstanding, (ii) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. “Reference Rate” shall mean the rate of interest per annum publicly announced from time to time by UBOC as its “reference rate” in effect at its office in Los Angeles, California. Such rate is a rate set by UBOC based upon various factors including UBOC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Borrower”:  as defined in the Recitals to this Agreement.

“Borrowing Notice”:  a notice from the Borrower to the Agent requesting a borrowing of Loans, substantially in the form of Exhibit D hereto.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

“Capital Expenditures”:  for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities) by such Person for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP, including all Capitalized Lease Obligations.

“Capitalized Lease Obligations”:  obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

“Cash Collateral Deposit”:  cash deposits made by the Borrower to the Agent, to be held by the Agent as Collateral pursuant to the Security Agreement, for the reimbursement of drawings under Letters of Credit.

“Cash Equivalents”: investments having a maturity of not greater than 12 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, (b) certificates of deposit of any commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $250,000,000, (c) commercial paper with a rating of at least Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.), (d) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (b) hereof, or a broker or dealer registered under the Securities Exchange Act of 1934, as amended, and having on the date of the investment capital of at least $50,000,000, which fund maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (c) hereof and given on the date of such investment a credit rating of at least AA by Moody’s Investors Service,

Inc. or AA by Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.) or (e) other investments agreed to from time to time between the Borrower and the Agent.

“Closing Date”:  the date on which the conditions set forth in Sections 4.1 and 4.2 are satisfied and the initial Loans are made.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by the Borrower as security for all or part of the Obligations.

“Collateral Documents”:  the Security Agreement, each Control Agreement requested by the Agent pursuant to the Security Agreement, each UCC-1 Financing Statement filed pursuant thereto and any other document or agreement encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Agent or any Lender executed by the Borrower, as the same may be amended or modified from time to time in accordance with the terms hereof.

“Commitment”:  a Revolving Loan Commitment or a Term Loan Commitment, as applicable.

“Commitment Percentage”:  a Revolving Loan Commitment Percentage or a Term Loan Commitment Percentage, as applicable.

“Commonly Controlled Entity”:  as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

“Continuation Notice”:  a request for continuation or conversion of a Loan as set forth in Section 2.6, substantially in the form of Exhibit C.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”:  a control agreement, restricted account agreement or similar agreement or document, in each case in form and substance satisfactory to the Agent and entered into for the purpose of perfecting a security interest in one or more deposit accounts or securities accounts of the Borrower or its Subsidiaries.

“Covenant Compliance Certificate”:  a certificate of the Chief Financial Officer of the Borrower (or, at any time during which the Borrower shall not have a Chief Financial Officer, the President) substantially in the form of Exhibit F hereto.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  each Subsidiary organized under the laws of the United States or any state thereof.

“EBITDA”:  for the Borrower and its Subsidiaries on a consolidated basis, with respect to any period, the sum of (a) Net Income for that period, plus (b) any non-recurring loss reflected in such Net Income, minus (c) any non-recurring gain (excluding any gain received from the sale of Inventory in the ordinary course of business and otherwise, provided that such sale is not in connection with a winding up or liquidation of the Borrower or any Subsidiary) reflected in such Net Income, plus (d) Interest Expense of the Borrower and its Subsidiaries for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income for that period, the aggregate amount of property taxes for that period and the aggregate amount of sales taxes for that period (whether or not payable during that period), plus (f) depreciation and amortization expense of Borrower and its Subsidiaries for that period, plus (g) all other non-cash charges of Borrower and its Subsidiaries for that period, plus (h) all other non-recurring expenses of Borrower and its Subsidiaries for that period acceptable to the Agent, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e), (f), (g) and (h), only to the extent reflected in the determination of Net Income for that period.

“Environmental and Safety Requirements”: all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.

“Equityholder Agreements”  each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and any other agreement or instrument with conversion rights into equity of the Borrower or any Subsidiary either (a) between the Borrower or any Subsidiary and any holder or prospective holder of any equity interest of the Borrower or any Subsidiary (including interests convertible into such equity) or (b) otherwise between any two or more such holders of equity interests.

“Equity Offering”:  the sale or issuance (or reissuance) by the Borrower, the Pledgor or any Subsidiary of any equity interests or beneficial interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such equity interests or beneficial interests, other than a sale or issuance by (i) any Subsidiary to the Borrower or (ii) any Subsidiary to another Subsidiary.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

“Eurodollar Business Day”:  any day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes”:  all taxes imposed on or by reference to the net income of the Agent, or any Lender or its Applicable Lending Office by any Governmental Authority and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Agent or on any Lender or its Applicable Lending Office by any Governmental Authority.

“Existing Credit Agreement”:  that certain Credit Agreement dated as of December 16, 2005 among the Borrower, the Lenders referred to therein, and UBOC, as agent for such Lenders.

“Fee Letter”:  that certain letter regarding fees executed between the Borrower and the Agent as of the Closing Date, as such letter may be amended or modified from time to time.

“Financial Statements”:  as defined in Section 3.1 hereof.

“Fixed Charge Coverage Ratio”:  for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Free Cash Flow to Fixed Charges for such period.

“Fixed Charges”:  for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, without duplication, the sum of (a) Interest Expense (other than (i) Transaction Costs, (ii) amendment fees and expenses paid in connection with any future amendment of this Agreement and (iii) unamortized loan fees and legal fees in the amount of approximately $1,100,000 paid on or about December 16, 2005 in connection with the Existing Credit Agreement, in each case to the extent constituting Interest Expense) of the Borrower and its Subsidiaries actually paid or payable, without duplication, in cash for such period plus (b) the aggregate amount of scheduled principal payments actually made on Total Funded Debt; provided, however, with respect to (x) the quarter ending March 31, 2007, Fixed Charges shall be calculated by multiplying the amount of Fixed Charges for the quarter ending March 31, 2007 by four, (y) the quarter ending June 30, 2007, Fixed Charges shall be calculated by multiplying the aggregate amount of Fixed Charges for the quarters ending March 31, 2007 and June 30, 2007 by two and (z) the quarter ending September 30, 2007, Fixed Charges shall be calculated by multiplying the aggregate amount of Fixed Charges for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007 by 4/3.

“Foreign Subsidiary:  any Subsidiary other than a Domestic Subsidiary.

“Free Cash Flow”:  with respect to any fiscal period, without duplication, the sum of (a) Adjusted EBITDA for such fiscal period, minus (b) the aggregate amount of cash income taxes actually paid by the Borrower and the Subsidiaries during such fiscal period.

“GAAP”:  generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Borrower with any of its covenants in Section 6.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

“Governmental Authority”:  any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantees”:  the Pledgor Guarantee and the Subsidiary Guarantee.

“Guarantor Collateral”:  all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Guarantor as security for all or part of any Guarantee.

“Guarantor Collateral Documents”:  the Guarantor Security Agreement, the Pledge Agreement, each Control Agreement requested by the Agent pursuant to the Guarantor Security Agreement, each UCC-1 Financing Statement filed pursuant to any of the foregoing and any other document or agreement encumbering the Guarantor Collateral or evidencing or perfecting a security interest therein for the benefit of the Lenders executed by a Guarantor, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Guarantor Security Agreement”:  that certain Guarantor Security Agreement dated as of the Closing Date, in form and substance acceptable to the Agent, made by Physician’s Formula Cosmetics, Inc. and the other grantors from time to time becoming party thereto in accordance with the terms thereof, in favor of the Agent, for the benefit of the Lenders, as the same may be amended, modified or supplemented in accordance with the terms hereof.

“Guarantors”:  the Pledgor and each Domestic Subsidiary.

“Hazardous Substance Activity” means any actual, proposed or threatened Release, storage, use, generation, processing, production, manufacture, treatment, abatement, removal, repair, cleanup or detoxification, disposition, recycling, disposal, handling or transportation of any Hazardous Substance from, under, into or on property.

“Hazardous Substances” means any substance, material product, by-product, waste, emission, residual or odor that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant, infectious waste, designated waste or words of similar meaning or effect, in any of the Environmental and Safety Requirements, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity and includes, without limitation, asbestos, asbestos-containing materials, lead-based paint, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, waste oil, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste and chemicals which may cause cancer or reproductive toxicity.

“Hedging Agreements”:  as defined in the definition of “Hedging Obligations” in this Section 1.1.

“Hedging Obligations”:  of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

“Incremental EBITDA”:  for any fiscal period and with respect to any Acquired Person which is the subject of a Permitted Acquisition, that portion of EBITDA for such fiscal period that the Borrower projects will be generated as a result of the consummation of such Permitted Acquisition, in each case in accordance with Regulation S-X or as otherwise approved by the Agent and the Majority Lenders.

“Indebtedness”:  as to any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding all trade payables not overdue for more than 90 days), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) all Capitalized Lease Obligations of such Person, (v) all Hedging Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii)  all mandatory redemption, repurchase or dividend obligations of such Person with respect to Capital Stock, (viii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (ix) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Expense”:  as of any date, with respect to any Person, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for such fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for such fiscal period by that Person under Capitalized Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last Business Day of each calendar month while any such Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of (a), (b) and (c)  above, the day on which any such Loan becomes due and payable in full or is paid or prepaid in full.

“Interest Period”:  with respect to any LIBOR Loan:

(a)                                  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, or, if available from all of the Lenders and consented to by the Agent, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, or, if  available from all of the Lenders and consented to by the Agent, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and

(iii)                               any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Inventory”:  all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all goods, merchandise and other personal property held for sale or lease by any such Person, or which is furnished by such Person under any contract of service or is held by such Person as raw materials, work or goods in process, materials and supplies of every nature used or consumed or to be used or consumed by such Person in the ordinary course of its business, whether now owned or hereafter acquired by such Person.

“Investment Company Act”:  as defined in Section 3.12 hereof.

“Landlord Consent”:  each Waiver and Consent executed by the landlord of the Borrower or any Subsidiary, substantially in the form of Exhibit H, as such agreements may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Lenders”:  as defined in the preamble hereto and Section 8.8 hereof.

“Letter of Credit”:  as defined in Section 2.1(a).

“Letter of Credit Amount”:  the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

“Letter of Credit Request”:  a request by the Borrower for the issuance of a Letter of Credit, on the Agent’s standard form of standby letter of credit application and agreement or commercial letter of credit application and agreement, as applicable, the current forms of which are attached hereto as Exhibits G -1 and G-2, respectively, and containing terms and conditions satisfactory to the Agent in its sole discretion.

“LIBOR”:  with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate of interest determined by the Agent to be the rate per annum at which deposits in dollars would be offered to the Agent by leading banks in the London Interbank Market at or about 9:00 a.m., Los Angeles time, two Eurodollar Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period.

“LIBOR Adjusted Rate”:  with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 - LIBOR Reserve Requirements

“LIBOR Loans”:  Loans the rate of interest applicable to which is based upon LIBOR.

“LIBOR Reserve Requirements”:  for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

“Lien”:  any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquidity Amount”: as of any date of determination, an amount equal to the sum of Borrower’s cash on deposit with UBOC or subject to a control agreement in favor of the Agent, Borrower’s Cash Equivalents and the aggregate Available Revolving Loan Commitment.

“Loan”:  a Revolving Loan or a Term Loan, as applicable; and “Loans” means the aggregate of all Revolving Loans and all Term Loans, as applicable, outstanding at any given time.

“Loan Documents”:  this Agreement, the Notes, the Collateral Documents, the Guarantor Collateral Documents, the Guarantees, each Landlord Consent, any Hedging Agreements to which a Lender (or an Affiliate thereof) or the Agent is party, the Fee Letter, any Letter of Credit Requests that are executed by the Borrower, and any other agreement executed by a Loan Party in connection therewith or herewith including, but not limited to, UCC-1 Financing Statements, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

“Loan Parties”:  without duplication, the Borrower, each Subsidiary and the Pledgor.

“Majority Lenders”:  subject to Section 2.1(e), Lenders having Commitments equal to or more than 50.1% of the Aggregate Total Commitment, or, if any Commitment has terminated, with respect to such Commitment, Lenders with outstanding Loans and/or participations in Letters of Credit (if applicable) under such Commitment having an unpaid principal balance equal to or more than 50.1% of the sum of (i) the unpaid principal balance of all Loans outstanding, (ii) the aggregate Letter of Credit Amount (if applicable) and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit (if applicable), excluding from such calculation Lenders which have failed or refused to fund a Loan when required to do so.

“Margin Stock”:  as defined in Regulation U.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its respective obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Multiemployer Plan”:  a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income”:  for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP.

“Net Proceeds”:  with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (other than amounts payable to Affiliates of the Person making such disposition), (b) Indebtedness, other than the Loans, required to be paid as a result of such Asset Disposition, (c) federal, state and local taxes incurred in connection with such Asset Disposition and (d) any reserves required by GAAP to be established in connection with such Asset Disposition (provided that all amounts, if any, released to the Borrower shall at such time constitute Net Proceeds subject to prepayment in accordance with Section 2.5(b)).

“Note”:  a Revolving Note or a Term Note; and “Notes” means the aggregate of all Revolving Notes and all Term Notes.

“Note Purchase Agreement”: that certain Senior Subordinated Note Purchase Agreement dated as of December 16, 2005 among the Borrower, the Noteholders referred to therein and UnionBanCal Equities, Inc. in its capacity as the Noteholder Representative.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities, including but not limited to any Hedging Obligations or cash management services, of the Borrower and its Subsidiaries to the Agent and the Lenders or any of their Affiliates, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Agent or the Lenders that are required to be paid by the Borrower and its Subsidiaries pursuant to the terms of this Agreement) or otherwise.

“Occupancy Agreements”:  as defined in Section 5.10.

“Organic Documents”:  with respect to any entity, in each case to the extent applicable thereto, its certificate and articles of incorporation or organization, its by-laws or operating agreement, its partnership agreement, all other formation and/or governing documents, all Equityholder Agreements, and all other voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests.

“Participant”:  as defined in Section 9.6(b) hereof.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Permitted Acquisition”:  an Acquisition by the Borrower or any Domestic Subsidiary of all or substantially all of the assets of, or all of the Capital Stock of, a Person, or a division of a Person (each, an “Acquired Person”), provided that (a) the Majority Lenders have consented to such Acquisition or (b) each of the following conditions is satisfied with respect to such Acquisition:

(i)                                     if such Acquisition is of all of the Capital Stock of an Acquired Person, such Acquisition is not opposed by the board of directors or management of the Acquired Person;

(ii)                                  such Acquisition will not cause the Borrower to violate Section 6.13;

(iii)                               at the time of such Acquisition, no Default shall have occurred and be continuing and no Default would occur as a result thereof on either an actual or pro forma basis immediately after giving effect to such Acquisition;

(iv)                              Borrower shall have provided to the Agent, no later than 20 Business Days prior to the date of consummation of the Acquisition, the following information and documentation pertaining to the Acquisition, in each case in form and substance satisfactory to the Agent:  (A) calculations certified by the Borrower’s Chief Financial Officer (or, at any time during which the Borrower shall not have a Chief Financial Officer, the President) indicating pro forma compliance by the Borrower and its Subsidiaries with the covenants contained in Section 6.1 subsequent to the Acquisition, (B) historical financial statements of the Acquired Person for the three full fiscal years of the Acquired Person immediately preceding the date of the consummation of the Permitted Acquisition, (C) consolidated projections of the Borrower and its Subsidiaries, by fiscal quarter, incorporating the results of operations of the Acquired Person, and which detail Incremental EBITDA for each relevant fiscal period for the Acquired Person, (D) a certificate of a Responsible Officer of the Borrower which sets forth the sources and uses of funds which will be required to consummate the Acquisition, (E) a certificate of a Responsible Officer of the Borrower (i) certifying that the Acquisition is a Permitted Acquisition, (ii) certifying that the Borrower and/or the applicable Subsidiaries have conducted customary Lien, litigation, environmental and, where applicable and available, title searches with respect to the Acquired Person and the material assets to be acquired in the Acquisition in all relevant jurisdictions and with all relevant Governmental Authorities, and attaching a summary of the results of such searches and (iii) reaffirming the representations and warranties contained in Article 3 of this Agreement as of the date of consummation of the Acquisition giving effect to such consummation, except for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement and (F) such other due diligence information and documentation as the Agent shall require;

(v)                                 the Borrower shall project that Incremental EBITDA for the first full fiscal quarter of the Borrower immediately succeeding such Acquisition shall be greater than $1 with respect to such Acquired Person; and

(vi)                              the purchase price for all Acquisitions consummated on or after the Closing Date shall not exceed $25,000,000 (excluding any amounts financed with the proceeds of an equity issuance).

“Person”:  any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”:  as to any Person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person’s ERISA Affiliates to which such Person or any of such Person’s ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

“Pledge Agreement”:  the Pledge Agreement dated as of the Closing Date made by the Pledgor in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Pledgor”:  Physicians Formula Holdings, Inc., a Delaware corporation formerly known as PFI Holdings Corp.

“Pledgor Guarantee”:  the Pledgor Guarantee dated as of the Closing Date made by the Pledgor in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Properties”:  the collective reference to the real and personal property owned, leased, used, occupied or operated, under license or permit, by the Borrower or any of its Subsidiaries.

“Purchasing Lenders”:  as defined in Section 9.6(c) hereof.

“Regulation D”:  Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Related Fund”:  with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Party Assignment”:  as defined in Section 9.6(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, fugitive emission, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing, active or passive migration, of Hazardous Substances into, onto or through soil, surface water or groundwater.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Requirement of Law”:  as to any Person, its Organic Documents, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer or the president of the applicable Loan Party, or, with respect to financial matters, the chief financial officer of the applicable Loan Party, as applicable (provided that, at any time during which the Borrower shall not have a Chief Financial Officer, the President may serve such function).

“Restricted Payments”:  as defined in Section 6.6.

“Revolving Loan”: as defined in Section 2.1(a).

“Revolving Loan Commitment”: the commitment of a Lender listed on the signature pages hereof to make Revolving Loans and participate in Letters of Credit hereunder through its Applicable Lending Office as set forth on the signature pages hereof, as the same may be adjusted pursuant to the provisions hereof.

“Revolving Loan Commitment Expiration Date”:  November [   ], 2011, or such earlier date as the Revolving Loan Commitments shall expire in accordance with the terms hereof (whether by acceleration or otherwise).

“Revolving Loan Commitment Percentage”: with respect to each Revolving Loan Lender, the percentage equivalent of the ratio which such Lender’s Revolving Loan Commitment bears to the Aggregate Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, the percentage equivalent of the ratio which such Lender’s outstanding Revolving Loans and participations in Letters of Credit bears to the (i) the unpaid principal balance of all Revolving Loans outstanding, (ii) the aggregate Letter of Credit Amount and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit).

“Revolving Loan Lender”:  each Lender having any of (i) a Revolving Loan Commitment, (ii) Revolving Loans outstanding or (iii) a participation in any Letter of Credit.

“Revolving Note”:  as defined in Section 2.1(c).

“San Gabriel Valley Site Liabilities” means any and all losses and obligations arising from or related to any of the following:  (a) any hazardous substances or other contamination present at, in, on or under, or that originated at or migrated from, the Borrower’s or any Subsidiaries’ real property (including their leased real property in City of Industry, California) on or prior to the Closing Date, including any obligations to or asserted by the California Regional Water Quality Control Board, the United States Environmental Protection Agency or other government agency; (b) any involvement in, with or at the San Gabriel Valley Superfund Site and/or the Puente Valley Area or Operable Unit thereof (collectively, the “San Gabriel Valley Superfund Site”); and (c) all pending and any future-asserted personal injury, property or natural resource damage, toxic tort or other lawsuits or claims related to hazardous substances or other contaminants within the San Gabriel Valley Superfund Site and/or any Hazardous Substances or other contamination present at, in, on or under, or that originated at or migrated from, the Borrower’s or any Subsidiary’s real property (including their leased real property in the City of Industry, California) on or prior to the Closing Date, including any contamination-related claims or lawsuits filed or to be filed by water suppliers located within the San Gabriel Valley Superfund Site.

“Security Agreement”:  the Security Agreement dated as of the Closing Date made by the Borrower in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, as it may be amended or otherwise modified from time to time in accordance with the terms hereof.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, that:

(a)                                  the present fair salable value (on a going concern basis) of such Person’s assets is in excess of the total amount of the probable liability of such Person’s debts;

(b)                                 such Person is generally able to pay its debts as they become due; and

(c)                                  such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all businesses in which such Person is about to engage.

“Subsidiary”:  as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”:  the Subsidiary Guarantee dated as of the Closing Date made by Physicians Formula Cosmetics, Inc. and the other grantors from time to time becoming party thereto in accordance with the terms thereof, in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, as it may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Tangible Net Worth”:  as to any Person, net worth less any intangible assets (including goodwill) plus accumulated amortization, in each case determined in accordance with GAAP.

 “Taxes”:  as defined in Section 2.14 hereof.

“Term Loan”:  as defined in Section 2.2(a).

“Term Loan Commitment”:  the commitment of a Lender listed on the signature pages hereof to make a Term Loan hereunder through its Applicable Lending Office as set forth on the signature pages hereof, as the same may be adjusted pursuant to the provisions hereof.

“Term Loan Commitment Percentage”:  with respect to each Term Loan Lender, the percentage equivalent of the ratio which such Lender’s Term Loan Commitment bears to the Aggregate Term Loan Commitment (or if the Term Loan Commitment has terminated, the percentage equivalent of the ratio which such Lender’s outstanding Term Loans bears to the unpaid principal balance of all Term Loans outstanding).

“Term Loan Lender”:  each Lender having a Term Loan Commitment or Term Loans outstanding.

“Term Loan Maturity Date”:  November [   ], 2011, or such earlier date as the Term Notes shall become due and payable in full in accordance with the terms hereof (whether by acceleration or otherwise).

“Term Note”:  as defined in Section 2.2(c).

“Term Reduction Installment”: as defined in Section 2.2(d) hereof.

“Termination Event”:  (a) a Reportable Event, (b) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (d) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

“Total Funded Debt”:  as of any date of determination, without duplication, the sum of all Indebtedness of the Borrower or any Subsidiary on such date referred to in clauses (i), (ii), (iii), (iv) or (vii) of the definition of “Indebtedness” contained in Section 1.1 hereof.

“Total Leverage Ratio”:  for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Total Funded Debt to Adjusted EBITDA.

“Tranche”:  the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Transaction Costs”:  (i) all legal, accounting, consulting, diligence, appraisal and similar fees and expenses paid by the Borrower in connection with the closing of the transactions contemplated by this Agreement, including all investment banking fees paid in connection therewith, (ii) the fees paid on the Closing Date pursuant to the Fee Letter and (iii) all costs and expenses relating to the initial public offering of equity interests in the Pledgor in an amount not to exceed $3,000,000 (excluding underwriting fees).

“Transferee”:  as defined in Section 9.6(f) hereof.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“UBOC”:  as defined in the Recitals to this Agreement.

1.2                                 Other Definitional Provisions. (a)   Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a consolidated basis and in accordance with GAAP. For the purpose of determining compliance with financial covenants hereunder for any period, acquisitions, divestitures, and asset sales occurring during such period will be included in the calculation of such ratio for such period on a pro forma basis, and will be deemed to have occurred on the first day of such period.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)                                 Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

(e)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)                                    References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

SECTION 2.                                AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS

2.1                                 Revolving Loans and Letters of Credit; Revolving Loan Commitments. (a)   Subject to the terms and conditions hereof, each Revolving Loan Lender severally agrees to (i) make loans on a revolving credit basis through its Applicable Lending Office to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Revolving Loan”, and collectively, the “Revolving Loans”) in accordance with the terms of this Agreement and (ii) participate through its Applicable Lending Office in letters of credit issued for the account of the Borrower pursuant to Section 2.3 from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Letter of Credit” and, collectively, the “Letters of Credit”); provided, however, that (A) the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (3) the aggregate amount of unreimbursed drawings under all Letters of

Credit shall not exceed the Aggregate Revolving Loan Commitment at any time and (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $2,500,000 at any time. Within the limits of each Revolving Loan Lender’s Revolving Loan Commitment, the Borrower may borrow, have Letters of Credit issued for the Borrower’s account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower’s account after the expiration of previously issued Letters of Credit.

With respect to each Revolving Loan Lender, the principal amount of each (A) Revolving Loan to be made by such Revolving Loan Lender and (B) participation of a Revolving Loan Lender in a Letter of Credit shall be in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan(s) and/or Letter(s) of Credit requested; provided that in no event shall any Revolving Loan Lender be obligated to make a Revolving Loan or participate in a Letter of Credit if after giving effect to such Revolving Loan or such participation the sum of such Revolving Loan Lender’s (x) Revolving Loans outstanding, (y) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (z) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit would exceed its Revolving Loan Commitment or if the amount of such requested Revolving Loan or such Revolving Loan Lender’s Revolving Loan Commitment Percentage of such requested Letter of Credit is in excess of such Revolving Loan Lender’s Available Revolving Loan Commitment.

(b)                                 Subject to Sections 2.10, 2.12 and 2.13, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.1(d) or 2.6. Each Revolving Loan Lender may make or maintain its Revolving Loans to the Borrower or participate in Letters of Credit to or for the account of the Borrower by or through any Applicable Lending Office.

(c)                                  The Revolving Loans made by each Revolving Loan Lender to the Borrower shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1 (a “Revolving Note”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Revolving Loan Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by such Revolving Loan Lender to the Borrower pursuant to Section 2.1(a), with interest thereon as prescribed in Sections 2.8 and 2.9. Each Revolving Loan Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Revolving Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Revolving Loan Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Revolving Loan Lender to make any such recordation or notation in the books and records of such Revolving Loan Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Revolving Notes. Each Revolving Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with the terms of this Agreement and (iii) be stated to be payable on the Revolving Loan Commitment Expiration Date.

(d)                                 The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 10:00 a.m., Los Angeles time, on the proposed borrowing date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the proposed borrowing date) requesting that the Revolving Loan Lenders make Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Sections 2.10, 2.12 and 2.13, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor. Notwithstanding the foregoing, such notice may be given by telephone, provided it is promptly confirmed on the same day in writing by delivery to the Agent of a written notice, substantially in the form of a Borrowing Notice. Upon receipt of such telephonic notice, the Agent shall promptly notify each Revolving Loan Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 11:00 a.m., Los Angeles time, each Revolving Loan Lender shall make available to the Agent the amount of such Revolving Loan Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds by wiring such amount to such account as the Agent shall specify. The Agent may, in the absence of notification from any Revolving Loan Lender that such Revolving Loan Lender has not made its pro rata share available to the Agent on such date, credit the account of the Borrower on the books of the Agent with the aggregate amount of Revolving Loans.

(e)                                  Neither the Agent nor any Revolving Loan Lender shall be responsible for the obligations or Revolving Loan Commitments of any other Revolving Loan Lender hereunder, nor will the failure of any Revolving Loan Lender to comply with the terms of this Agreement relieve any other Revolving Loan Lender or the Borrower of its obligations under this Agreement and the Revolving Notes. In the event that, at any time when the conditions set forth for borrowing in Section 4.2 have been satisfied, a Lender for any reason fails or refuses to fund its portion of a borrowing hereunder, then, until such time as such Lender has funded its portion of such borrowing, such non-funding Lender shall not have the right (i) to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and the amount of the Commitments and Loans of such Lender shall not be counted as outstanding for purposes of determining issues requiring the vote or consent of all “Lenders” or “Majority Lenders” hereunder or (ii) to receive payments of principal, interest or fees in respect of such Lender’s borrowings.

(f)                                    The Revolving Loan Commitment of each Revolving Loan Lender and the Aggregate Revolving Loan Commitment shall terminate on the Revolving Loan Commitment Expiration Date.

(g)                                 All outstanding Revolving Loans shall be due and payable on the Revolving Loan Commitment Expiration Date.

2.2                                 Term Loans; Term Loan Commitments.  (a)   Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (each, a “Term Loan” and collectively the “Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount equal to the amount of the Term Loan Commitment of such Term Loan Lender. After the funding of the Term Loans on the Closing Date, the Term Loan Commitments shall expire.

(b)                                 Subject to Sections 2.10, 2.12 and 2.13, the Term Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.2(e) or 2.6. Each Term Loan Lender may make or maintain its Term Loan to the Borrower by or through any Applicable Lending Office.

(c)                                  The Term Loan made by each Term Loan Lender to the Borrower shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2 (a “Term Note”). Each Term Note shall include appropriate insertions therein as to payee, date and principal amount, shall be payable to the order of the applicable Term Loan Lender and shall represent the obligation of the Borrower to pay the aggregate unpaid principal amount of the Term Loan made by such Term Loan Lender to the Borrower pursuant to Section 2.2(a), with interest thereon as prescribed in Sections 2.8 and 2.9. Each Term Loan Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of a Term Loan made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Term Loan Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Term Loan Lender to make any such recordation or notation in the books and records of the Term Loan Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Term Notes. Each Term Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with this Agreement and (iii) be stated to be payable in installments of principal in accordance with, and subject to the provisions of, Section 2.2(d).

(d)                                 On each date set forth below, the Borrower shall repay the principal of the Term Notes in an aggregate amount equal to the corresponding amount set forth below (each such amount a “Term Reduction Installment”):

December 31, 2006	$375,000

March 31, 2007	$375,000
June 30, 2007	$375,000
September 30, 2007	$375,000
December 31, 2007	$562,500

March 31, 2008	$562,500
June 30, 2008	$562,500
September 30, 2008	$562,500
December 31, 2008	$750,000

March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000
December 31, 2009	$937,500

March 31, 2010	$937,500
June 30, 2010	$937,500
September 30, 2010	$937,500
December 31, 2010	$1,125,000

March 31, 2011	$1,125,000
June 30, 2011	$1,125,000
September 30, 2011	$1,125,000

; provided, that any amount outstanding on the Term Notes after the final Term Reduction Installment shall be paid on the Term Loan Maturity Date. The aggregate amount payable to any Term Loan Lender on any Term Loan reduction date set forth in this Section 2.2(d) shall be determined in accordance with the provisions of Section 2.11.

(e)                                  The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 9:00 a.m., Los Angeles time, one Business Day prior to the Closing Date or, if all or any part of the Term Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the Closing Date) requesting that the Term Loan Lenders make the Term Loans in accordance with their respective Term Loan Commitments on the Closing Date. Upon receipt of such notice the Agent shall promptly notify each Term Loan Lender thereof on the date of receipt of such notice. Not later than 11:00 a.m., Los Angeles time, on the Closing Date each Term Loan Lender shall make available to the Agent the amount of such Term Loan Lender’s Term Loan Commitment in immediately available funds by wiring such amount to such account as the Agent shall specify.

(f)                                    Neither the Agent nor any Term Loan Lender shall be responsible for the obligations or Term Loan Commitment of any other Term Loan Lender hereunder, nor will the failure of any Term Loan Lender to comply with the terms of this Agreement relieve any other Term Loan Lender or the Borrower of its obligations under this Agreement and the Term Notes.

2.3                                 Issuance of Letters of Credit.

(a)                                  Subject to the limitations on Letters of Credit set forth in Section 2.1(a), the Borrower shall be entitled to request the issuance of standby and commercial Letters of Credit from time to time from and including the Closing Date to but excluding the date three Business Days prior to the Revolving Loan Commitment Expiration Date, by giving the Agent a Letter of Credit Request at least three Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Agent later than 12:00 noon, Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be signed by a Responsible Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.2, the Agent will issue the requested Letter of Credit from its office specified in Section 9.2. Each Letter of Credit shall have an expiration date as set forth in the Letter of Credit Request, provided that no Letter of Credit shall in any event have an expiration date later than the earlier of (i) one year after the issuance thereof and (ii) two Business Days prior to the Revolving Loan Commitment Expiration Date.

(b)                                 Immediately upon the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).

(c)                                  The payment by the Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Agent in its individual capacity as a Revolving Loan Lender hereunder (in such capacity, the “Drawing Lender”) of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 4.2). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of payment of such drawing, the Agent shall promptly notify each other Revolving Loan Lender. Each Revolving Loan Lender shall, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Revolving Loan Lender’s participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in Section 4.2) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Revolving Loan Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

(d)                                 The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under Section 2.3(c) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

(ii)                                  the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Revolving Loan Lender (other than the defense of payment to a Revolving Loan Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(iii)                               any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; provided that payment by the Agent under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct; and

(iv)                              any exchange, release or non-perfection of any Collateral, Guarantor Collateral or other collateral, or any release, amendment or waiver of or consent to departure from any Guarantee, other Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit.

(e)                                  The Borrower shall pay to the Agent, with respect to each Letter of Credit issued hereunder, the following fees:

(i)                                     with respect to each standby Letter of Credit, for the account of the Revolving Loan Lenders, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, a letter of credit fee equal to the product of (x) 3.500% per annum and (y) the Letter of Credit Amount of such Letter of Credit from time to time, such letter of credit fee to be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the expiration date of such Letter of Credit;

(ii)                                  with respect to each commercial Letter of Credit, for the account of the Agent, negotiation, issuance and amendment fees in accordance with the Agent’s standard internal charge guidelines (as such guidelines may change from time to time);

(iii)                               with respect to each Letter of Credit issued hereunder, for the account of Agent, a fronting fee equal to 0.25% of the Letter of Credit Amount of such Letter of Credit, payable upon issuance of such Letter of Credit; and

(iv)                              with respect to each Letter of Credit issued hereunder, for the account of Agent, from time to time such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent’s standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request.

(f)                                    The Borrower agrees to the provisions in the Letter of Credit Request form; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said form.

(g)                                 The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged (but provided that any payment or non-payment by the Agent under such Letter of Credit against presentation of such documents shall not have constituted gross negligence or willful misconduct). Notwithstanding any other provision of this Section 2.3 to the contrary, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

2.4                                 Optional Prepayments; Optional Commitment Reductions. The Borrower may, at any time and from time to time, subject to Section 2.15, prepay the Loans and/or permanently reduce the Aggregate Revolving Loan Commitment, in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable written notice in the case of LIBOR Loans and upon at least one Business Day’s irrevocable written notice in the case of Base Rate Loans from the Borrower to the Agent specifying the date and amount of prepayment and/or commitment reduction and whether, if a prepayment, the prepayment is of Revolving Loans or Term Loans or a combination thereof and, if of a combination thereof, the amount allocable to each and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Each prepayment under this Section 2.4 of Term Loans shall be applied to the remaining Term Reduction Installments on a pro rata basis; provided that, if an Event of Default has occurred and is continuing, such prepayment shall be applied in such order and manner as the Agent shall determine in its sole discretion. No Term Loans prepaid under this Section 2.4 shall be available for reborrowing. Partial prepayments of Loans shall be in the aggregate principal amount of $500,000 or an integral multiple of $250,000 in excess thereof.

2.5                                 Mandatory Prepayments. (a)  If at any time the sum of (A) the aggregate principal amount of all Revolving Loans outstanding, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (C) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the Aggregate Revolving Loan Commitment, then the Borrower shall, within two Business Days after any Responsible Officer shall have knowledge of such overadvance, without notice or request by the Agent, prepay the Revolving Loans and/or, if one or more Letters of Credit are outstanding, pledge cash collateral to the Agent to secure reimbursement of amounts available to be drawn thereunder, in an aggregate amount equal to such excess.

(b)                                 Within two Business Days after receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Asset Disposition, the Borrower shall prepay the Loans (and such prepayment shall be applied as specified in Section 2.5(d)) in an amount equal to 100% of such Net Proceeds; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required with respect to an Asset Disposition to the extent that, within 90 days following such disposition, such Net Proceeds are used to invest in assets of the same or similar type and use as those disposed of and provided that the Agent shall have a first-priority Lien thereon (subject to Section 6.3). On or prior to the date of any Asset Disposition, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.5(b).

(c)                                  If the Borrower or any Subsidiary receives insurance proceeds or condemnation proceeds aggregating more than $200,000 (or in any amount after the occurrence and during the continuance of an Event of Default) at any time after the Closing Date with respect to any Property which are not fully applied (or contractually committed pursuant to contract(s), which contracts must be reasonably approved by the Agent if such proceeds equal or exceed $500,000) toward the repair or replacement of such damaged or condemned Property by the earlier of (i) 90 days after the receipt thereof and (ii) the occurrence of a Default, the Borrower shall prepay the Loans (and such prepayment shall be applied as specified in Section 2.5(d)) in an amount equal to the amount of such proceeds not so applied. The Borrower shall give the Agent prompt written notice of all insurance and condemnation proceeds received by it or any Subsidiary on or after the Closing Date in excess of $200,000 per occurrence.

(d)                                 Each prepayment of the Loans pursuant to Section 2.5(b)-(c) shall be applied to the outstanding principal balance of the Term Loans. Each prepayment shall be accompanied by payment in full of all accrued interest thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.15. Each prepayment of the Term Loans pursuant to this Section 2.5(d) shall be applied to the outstanding principal balance thereof in inverse order of maturity, and no such amounts shall be available for reborrowing.

2.6                                 Conversion and Continuation Options. (a)   The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by the Borrower giving the Agent at least two Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Sections 2.10, 2.12 and 2.13, the Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Agent at least three Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and, subject to Sections 2.10, 2.12 and 2.13, Base Rate Loans, may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.7 shall not have been contravened, (ii) no such Loan may be converted into a LIBOR Loan after the date that is, (x) with respect to Revolving Loans, one month prior to the Revolving Loan Commitment Expiration Date and, (y) with respect to Term Loans, one month prior to the Term Loan Maturity Date and (iii) the Borrower shall not have the right to elect to continue at the end of the applicable Interest Period, or to convert to, a LIBOR Loan if an Event of Default shall have occurred and be continuing.

(b)                                 Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.7 would be contravened, (ii) after the date that is, (x) with respect to Revolving Loans, one month prior to the Revolving Loan Commitment Expiration Date and, (y) with respect to Term Loans, one month prior to the Term Loan Maturity Date or (iii) if an Event of Default shall have occurred and be continuing; and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Base Rate Loans on the last day of such then-expiring Interest Period.

2.7                                 Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and, in any case, there shall not be more than 6 Tranches. All borrowings of Base Rate Loans (except those made pursuant to Section 2.3(c)) shall be in a minimum amount of $500,000 or a whole multiple of $100,000 in excess thereof.

2.8                                 Interest Rates and Payment Dates.

(a)                                  Each Revolving Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus 2.00% and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus 0.50%.

(b)                                 Each Term Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus 2.00% and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus 0.50%.

(c)                                  If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall, at the election of the Agent or the Majority Lenders (in the sole discretion of the Agent or the Majority Lenders, as applicable), bear interest at a rate per annum equal to the rate determined pursuant to Section 2.8(a) or (b), as applicable, plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (c) of this Section shall be payable on demand.

2.9                                 Computation of Interest and Fees. Interest on the Loans and all other Obligations shall be calculated on the basis of a year of 365 or 366 days, as applicable, for the actual days elapsed; provided that interest on LIBOR Loans shall be calculated on the basis of a 360-day year, for the actual days elapsed. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.10                           Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period or (b) the Agent shall have received notice from the Majority Lenders acting in good faith that the LIBOR Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Base Rate, (ii) Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to LIBOR Loans.

2.11                           Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective Revolving Loan Commitment Percentages and Term Loan Commitment Percentages, as applicable, then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Agent, for the account of the applicable Lenders, at the Agent’s office specified in Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day. The Borrower authorizes the Agent to debit any of its bank accounts with the Agent or to make a draw of Revolving Loans for the purpose of effecting payment of principal, interest or other costs and expenses payable by the Borrower to the Agent or any Lender under this Agreement.

2.12                           Illegality. Notwithstanding any other provision herein, if any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or Applicable Lending Office to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to continue

LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender or Applicable Lending Office then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15. To the extent that a Lender’s LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.12, all payments and prepayments of principal that otherwise would be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans.

2.13                           Increased Costs. (a)   In the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as such Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)                                     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBOR Adjusted Rate hereunder; or

(ii)                                  shall impose on such Lender or Applicable Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to the Agent of issuing any Letter of Credit, increase the cost to any Lender or any Applicable Lending Office of purchasing or maintaining any participation in a Letter of Credit, or increase the cost to any Lender or any Applicable Lending Office of converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder in respect of any of the foregoing, in any case by an amount which the Agent or such Lender, as applicable, deems to be material, then, in any such case, the Borrower shall pay to the Agent, on behalf of the Agent, such Lender or Applicable Lending Office, within two Business Days after demand of the Agent, any additional amounts necessary to compensate the Agent or such Lender, as applicable, for such increased cost or reduced amount receivable. If the Agent, any Lender or any Applicable Lending Office becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Agent, such Lender or Applicable Lending Office, through the Agent, to the Borrower, which shall demonstrate in reasonable detail the computation of such amounts, shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

(b)                                 If, after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, and such Lender (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) determines that the amount of capital maintained by such Lender or such corporation which is attributable to or based upon the Loans, the Letters of Credit or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by such Lender to be material, then, within two Business Days after demand of the Agent at the request of such Lender, the Borrower shall pay to the Agent on behalf of such Lender, additional amounts sufficient to compensate such Lender or such corporation for the increased costs to such Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This obligation of the Borrower under this Section 2.13(b) shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

2.14                           Taxes. All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender in respect of the Obligations, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Borrower agrees to indemnify the Agent and each Lender for the full amount of Taxes (including any Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section) paid by the Agent or such Lender. Notwithstanding the foregoing, the Borrower shall not be required to pay any increased amounts to any Lender if such Taxes arise as a result of any breach by such Lender of any representation or warranty given pursuant to Section 9.6(h), it being agreed that any loss of an exemption by a Lender as contemplated by Section 9.6(h)(iii) shall not constitute a breach by such Lender. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent, for its own account or for the account of such Lender, as the case may be, a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

2.15                           Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Article 7). A Lender’s certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

2.16                           Mitigation of Costs. If any Lender, by changing its Applicable Lending Office or taking any other reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.12, 2.13 or 2.14, such Lender shall take such action.

2.17                           Unused Commitment Fees. The Borrower agrees to pay to the Agent, for the account of the Revolving Loan Lenders, an unused commitment fee to be shared pro rata among the Revolving Loan Lenders for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the Available Revolving Loan Commitments, and computed at a rate equal to 0.25% per annum. Such unused commitment fees shall be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date.

SECTION 3.                                REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit, and to induce the Agent to issue the Letters of Credit, the Borrower hereby represents and warrants to the Agent and each Lender that:

3.1                                 Financial Condition. The (i) audited consolidated financial statements of the Borrower and its Subsidiaries, audited by the Accountants for the fiscal year ended December 31, 2005 and (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2006, copies of which have heretofore been furnished to the Agent, present, to the best knowledge of the Borrower, fairly in all material respects the financial condition of the Borrower and its Subsidiaries. The foregoing financial statements (the “Financial Statements”), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any Subsidiary has, as of such date, any Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, in an aggregate amount for all such obligations, liabilities and commitments in excess of $200,000, which is not reflected in the foregoing statements or in the notes thereto. As of the Closing Date, since December 31, 2005, there has been no event or condition that could result in a Material Adverse Effect.

3.2                                 Corporate Existence; Compliance with Law. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, each of which jurisdictions is set forth on Schedule 3.2 hereto and (d) is in compliance with all Requirements of Law, except, with respect to clause (c) and (d) above, to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

3.3                                 Corporate Power; Authorization; Consents; Enforceable Obligations. (a)   The Borrower and each of its Subsidiaries has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is or will be a party, and to borrow hereunder (in the case of the Borrower), and the applicable Loan Party has taken all necessary corporate, partnership or limited liability company action, as applicable, to authorize (i) the borrowings on the terms and conditions of this Agreement and the Notes and (ii) the execution, delivery and performance of the Loan Documents to which it is or will be a party.

(b)                                 No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required (or, with respect to those transactions and agreements previously entered into, was required) in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents except for (i) any consent, authorization, filing or other act which has been made or obtained and is in full force and effect and (ii) material consents, authorizations, filings or other acts required by the Borrower in the ordinary course of business none of which it believes will not be duly given, made or taken as needed in such ordinary course. This Agreement has been, and each of the other Loan Documents to which the Borrower or any Subsidiary is or will be a party will be, duly executed and delivered by it. This Agreement constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower and each Subsidiary (to the extent the Borrower or such Subsidiary is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4                                 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or material Contractual Obligation of the Borrower or any Subsidiary, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or material Contractual Obligation, except pursuant to the Loan Documents.

3.5                                 No Material Litigation. Except as set forth in Schedule 3.5, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened (a) by or against the Borrower or any Subsidiary or against any of its or their properties or revenues or by or against any Affiliate of the Borrower or any Subsidiary, with respect to this Agreement or the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) by or against the Borrower or any Subsidiary or against any of its or their properties or revenues which could reasonably be expected to have a Material Adverse Effect.

3.6                                 Ownership of Property; Liens; Condition of Properties. The Borrower and each Subsidiary has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section 6.3. The property and assets of the Borrower and its Subsidiaries constitute all property and assets necessary for the business of the Borrower and its Subsidiaries, are in good order and repair (ordinary wear and tear and casualty excepted) and are fully covered by the insurance required under the Loan Documents. Neither the Borrower nor any Subsidiary has used (or permitted the filing of any financing statement under) any legal or operating name at any time during the five years immediately preceding the execution of this Agreement, except as identified on Schedule 3.6.

3.7                                 Environmental Matters. Except as set forth in Schedule 3.7, and except for the existence of the San Gabriel Valley Site Liabilities:

(a)                                  Each of the Borrower and its Subsidiaries and any property or facility, or the businesses conducted at such properties or facilities, owned or operated, or to the knowledge of the Borrower, previously owned or operated, by the Borrower or its Subsidiaries, has complied with and is in compliance in all material respects with all Environmental and Safety Requirements;

(b)                                 There are no conditions of contamination by, nor is there a present or threatened material Release of, Hazardous Substances at, in, on or under any property or facility owned or operated, or to the knowledge of the Borrower, previously owned or operated, by the Borrower and its Subsidiaries nor is there any condition of contamination or present or threatened material Release of Hazardous Substances on any nearby real property which could migrate to a property or facility owned or operated, or to the knowledge of the Borrower previously owned or operated, by the Borrower and its Subsidiaries;

(c)                                  The Borrower and its Subsidiaries have obtained and complied in all material respects with, and is in compliance in all material respects with, all material permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business;

(d)                                 To the knowledge of the Borrower, and except as disclosed in the Environmental Review of Physicians Formula Cosmetics, Incorporated dated October 2, 2003 by Environ International Corporation (the “Environmental Report”), no material Hazardous Substance Activity has ever occurred at any property or facility owned or operated, or previously owned or operated, by the Borrower and its Subsidiaries;

(e)                                  No judicial proceedings or governmental or administrative action is pending or, to the knowledge of the Borrower or its Subsidiaries, threatened under any Environmental and Safety Requirement to which it is named as a party with respect to any property or facility owned or operated, or previously owned or operated, by the Borrower and its Subsidiaries or the business conducted at such properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental and Safety Requirement with respect to such properties or such business;

(f)                                    Neither the Borrower nor its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements;

(g)                                 To the Borrower’s knowledge, and except as disclosed in the Environmental Report, none of the following exists at any property or facility owned or operated by the Borrower or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) landfills, surface impoundments, or disposal areas; and (5) mold;

(h)                                 To the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations, pursuant to any Environmental and Safety Requirements;

(i)                                     To the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries has manufactured, sold, marketed, installed or distributed products containing asbestos, and with respect to such entities, no basis in law or fact exists to support an assertion of any material claim, action or obligation with respect to asbestos liabilities; and

(j)                                     To the knowledge of the Borrower, all contracts and agreements identified or required to be identified on the Contracts Schedule pursuant to Section 5.12(a) of the Acquisition Agreement regarding any indemnification provided to or by the Borrower, the Company (as defined in the Acquisition Agreement) and any of their Subsidiaries with respect to Environmental and Safety Requirements or any of the San Gabriel Valley Site Liabilities are, to

the Borrower’s knowledge, valid, binding and enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor’s rights) and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. To the Borrower’s knowledge, each of the Borrower, the Company (as defined in the Acquisition Agreement) and their Subsidiaries has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such agreement. To the Borrower’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Borrower, Company (as defined in the Acquisition Agreement) or any of their Subsidiaries under any such agreement. To the Borrower’s knowledge, there have been no breaches of such agreement by any of the other parties thereto. To the Borrower’s knowledge, Pierre Fabre Dermo-Cosmetique S.A., a French société anonyme, has accurately described to the Borrower the history and current status of the San Gabriel Valley Site Liabilities through a combination of written documents, responses to due diligence inquiries and discussions with the Borrower’s counsel and environmental consultant, the substance of which disclosures is incorporated herein by reference.

This Section 3.7 sets forth the sole representations and warranties of the Borrower with respect to environmental, health and safety matters, including without limitation all matters arising under Environmental and Safety Requirements.

3.8                                 Intellectual Property. The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, trade names, patents and copyrights necessary for the conduct of its business as currently conducted (the “Intellectual Property”). Except as set forth on Schedule 3.8, no claim which could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any Subsidiary know of any valid basis for any such claim. To the Borrower’s knowledge, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person nor, to the Borrower’s knowledge, does the use by other Persons of such Intellectual Property infringe on the rights of the Borrower or any Subsidiary. In the event of the enforcement by the Agent of its rights as a secured creditor under the Loan Documents, the Agent will not be required to own or otherwise possess the right to use any patent, trademark or other intellectual property, or any license to use the same, in order to sell any Inventory of any Loan Party.

3.9                                 Taxes. The Borrower and each Subsidiary has filed or caused to be filed all material tax returns which are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any not yet delinquent or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as appropriate); and no tax Lien has been filed, and no claim is being asserted with respect to any such tax, fee or other charge.

3.10                           Federal Regulations. No Loan, no Letter of Credit, and no part of the proceeds thereof are intended to be or will be used, directly or indirectly, for “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

3.11                           ERISA Compliance.

(a)                                  The Borrower and each Subsidiary is in compliance in all respects with all applicable provisions of ERISA, and all rules, regulations and orders implementing ERISA, except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

(b)                                 Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Subsidiary or any ERISA Affiliate thereof could have any withdrawal liability.

(c)                                  Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

(d)                                 The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

(e)                                  The aggregate liability of the Borrower, each Subsidiary and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code could not have a Material Adverse Effect.

(f)                                    There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower, any Subsidiary or any ERISA Affiliate thereof under any plan, program or arrangement providing post-retirement, life or health benefits.

(g)                                 No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any plan with which the Borrower or any Subsidiary is associated.

3.12                           Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (i) an “investment company”, or (ii) a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which is, in the case of clause (ii), registered or required to be registered under the Investment Company Act. Neither the Borrower nor any

Subsidiary is a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.13                           Subsidiaries; Etc. As of the Closing Date, the Borrower has no Subsidiaries other than those set forth on Schedule 3.13.

3.14                           Purpose of Loans and Letters of Credit. (a)  The proceeds of the Revolving Loans are intended to be and shall be used by the Borrower as follows:  (i) to refinance, in part, the Loans (as defined in the Existing Credit Agreement), (ii) to pay fees and expenses in connection with preparation and negotiation of the Loan Documents and consummation of the transactions contemplated thereby, (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, (iv) any Permitted Acquisitions; provided that no Revolving Loans may be used for a Permitted Acquisition if, after such Permitted Acquisition, the Available Revolving Loan Commitment would be less than $3,000,000 and (v) to pay costs and expenses relating to the initial public offering of equity interests in the Pledgor in an amount not to exceed $3,000,000 (excluding underwriting fees).

(b)                                 The proceeds of the Term Loans are intended to be and shall be used by the Borrower to refinance, in part, the Loans (as defined in the Existing Credit Agreement).

(c)                                  The Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries.

3.15                           Accuracy and Completeness of Information. All information (other than projections and proforma statements) contained in any application, schedule, report, certificate, or any other document given to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents or the Existing Credit Agreement is in all material respects true, accurate and complete as of the date referred to therein, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All projections given to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary have been prepared with a reasonable basis and in good faith making use of such information as was available at the date such projection was made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

3.16                           Real Property Assets. Schedule 3.16 sets forth all real property that, as of the Closing Date, is owned, leased, occupied, used, controlled, managed or operated by the Borrower and its Subsidiaries.

3.17                           Permits, Etc.. The Borrower and its Subsidiaries have all permits, licenses, authorizations and approvals required for each of them lawfully to own, lease, control, manage and operate its Properties and businesses, except for such permits, licenses, authorizations or approvals for which the failure to obtain or maintain could not have a Material Adverse Effect.

To the Borrower’s knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization or approval.

3.18                           Nature of Business. Neither the Borrower nor any Subsidiary is engaged in any business other than developing, manufacturing, distributing, packaging, marketing and selling cosmetics for the consumer market, or for Persons who are, in turn, selling cosmetics for the consumer market.

3.19                           Capital Structure and Equity Ownership. Schedule 3.19 hereto accurately and completely discloses, as of the Closing Date, (a) the number and classes of equity ownership rights and interests in the Pledgor, the Borrower and each Subsidiary (whether existing as common or preferred stock, general or limited partnership interests, or limited liability company membership interests, or warrants, options or other instruments convertible into such equity, and including, with respect to the Pledgor, each shareholder’s interest therein on a fully-diluted basis) and (b) the ownership thereof. All such shares and interests are validly existing, fully paid and non-assessable. As of the Closing Date, there are no Equityholder Agreements, other than as set forth on Schedule 3.19.

3.20                           Insolvency. After giving effect to the repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, the Borrower and its Subsidiaries, taken as a whole, will be Solvent as of and on the Closing Date.

3.21                           Labor Matters. There are no strikes or other labor disputes against the Borrower or any Subsidiary pending, or to the Borrower’s knowledge, threatened against it or any Subsidiary, in each case which could reasonably be expected to have a Material Adverse Effect.

3.22                           Condemnation. No taking of any of the Properties or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or, to the knowledge of the Borrower, threatened by any Governmental Authority (a) on the Closing Date or (b) after the Closing Date with respect to real property having an aggregate value in excess of $100,000.

3.23                           Absence of Financing Statements. Except with respect to Liens permitted by Section 6.3, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

3.24                           Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made or are being made concurrently herewith and all other actions have been taken that are necessary, under applicable law, to establish and perfect the Agent’s security interest in the Collateral and the Guarantor Collateral. Subject to Section 6.3 hereof, the Collateral and the Guarantor Collateral and the Agent’s rights with respect to the

Collateral and the Guarantor Collateral are not subject to any setoff, claims, withholdings or other defenses. Each grantor, respectively, under the Security Agreement, the Guarantor Security Agreement and the Pledge Agreement is the owner of the Collateral or the Guarantor Collateral, as applicable, free from any Lien, except for Liens permitted by Section 6.3.

SECTION 4.                                CONDITIONS PRECEDENT

4.1                                 Conditions to Closing Date. The agreement of each Lender to make the Loans requested to be made by it on the Closing Date and to participate in any Letters of Credit to be issued on the Closing Date and the agreement of the Agent to issue any Letters of Credit requested to be issued on the Closing Date, in each case in accordance with the terms hereof, is subject to the satisfaction, in each case in form and substance reasonably acceptable to the Agent, immediately prior to or concurrently with the making of such Loans and/or the issuance of and participation in such Letters of Credit on the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement. The Agent shall have received this Agreement, executed and delivered by an officer of the Borrower, each Lender and the Agent.

(b)                                 Other Loan Documents. The Agent shall have received each Note to be issued on the Closing Date, the Pledgor Guarantee, the Pledge Agreement, the Subsidiary Guarantee, the Guarantor Security Agreement, the Fee Letter and each other Loan Document to be delivered on the Closing Date, in each case dated as of the Closing Date and executed and delivered by an officer of the relevant Loan Party, as applicable.

(c)                                  Incumbency Certificate. The Agent shall have received an incumbency certificate of each Loan Party, each dated the Closing Date, executed by an appropriate officer thereof.

(d)                                 Corporate Proceedings, Etc. The Agent shall have received a copy of the resolutions of the Board of Directors, or similar governing body, of each Loan Party authorizing (i) the Loan Documents to which it is or will be a party and (ii) the borrowings contemplated hereunder, in each case certified by an appropriate officer of such Loan Party as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e)                                  Certain Agreements. The Agent shall have received copies of (i) the Organic Documents of each Loan Party, certified as of the Closing Date as complete and correct copies thereof, and in full force and effect, by an appropriate officer of such Loan Party, (ii) the employment agreements for Jeff Rogers, Ingrid Jackel Marken and Joseph Jaeger with the Borrower and (iii) each management agreement to which the Borrower or any Subsidiary is party, in each case certified as of the Closing Date as complete and correct copies thereof, and in full force and effect, by an appropriate officer of such Loan Party (or, with respect to any document referred to in this Section 4.1(e) which was delivered in connection with the closing of the Existing Credit Agreement and remains unchanged, a certificate of such officer to such effect).

(f)                                    Costs. The Agent shall have received payment or evidence of payment by the Borrower of all costs, expenses and taxes (including, without limitation, those payable pursuant to Section 9.5) accrued and unpaid and otherwise due and payable on or before the Closing Date by the Borrower pursuant to this Agreement.

(g)                                 Fees. The Agent shall have received the fees to be paid on the Closing Date pursuant to the Fee Letter.

(h)                                 Legal Opinions. The Agent shall have received, with a counterpart for each Lender, the following executed legal opinions, each dated as of the Closing Date:

(A)                              the executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance satisfactory to the Agent; and

(B)                                such other legal opinions as the Agent may reasonably request.

(i)                                     Good Standing Certificates. The Agent shall have received, with respect to each Loan Party, a certificate, dated no more than 15 days prior to the Closing Date, of the Secretary of State (or other relevant state authority) of the state of formation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business under such jurisdiction’s law (each of which is set forth on Schedule 3.2), certifying as to the existence and good standing of, and the payment of taxes by, each Loan Party in such state.

(j)                                     No Default/Representations. No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, and the representations and warranties contained in this Agreement and each other Loan Document, and the representations and warranties contained in each certificate or other writing delivered to the Agent or the Lenders in satisfaction of the conditions set forth in this Section 4.1 prior to or on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, shall be correct in all material respects on and as of the Closing Date, and the Agent shall have received a certificate of a Responsible Officer of the Borrower to such effect in the form of Exhibit B, dated as of the Closing Date.

(k)                                  Insurance Policies. The Agent shall have received evidence that the insurance policies provided for in Section 5.5 are in full force and effect, together with appropriate evidence showing the Agent as an additional named insured, additional beneficiary, assignee or loss payee, as appropriate, for the benefit of the Lenders.

(l)                                     Covenant Compliance Certificate. The Agent shall have received a Covenant Compliance Certificate with respect to the Total Leverage Ratio, Fixed Charge Coverage Ratio and its Tangible Net Worth and based on results for the 12-month period ended October 31, 2006, prepared on a pro forma basis assuming repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of the Loans as provided herein and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, and indicating a Total Leverage

Ratio not greater than    :1, a Fixed Charge Coverage Ratio not less than    :1 and Tangible Net Worth of not less than $         .

(m)                               Existing Debt. The Agent shall have received evidence reasonably satisfactory to it that all Indebtedness and other obligations of the Borrower under the Existing Credit Agreement and the Note Purchase Agreement have been repaid in full.

(n)                                 Initial Public Offering. The initial public offering of equity interests in the Pledgor shall have been consummated and the Agent shall have received a certificate of a Responsible Officer of the Pledgor to such effect.

(o)                                 Additional Proceedings. The Agent shall have received such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request and all legal matters incident to the making of such Loans and issuance of such Letters of Credit shall be reasonably satisfactory to the Agent.

4.2                                 Conditions to Each Loan or Letter of Credit. The agreement of each Lender to make the Loans requested to be made by it on the Closing Date, the agreement of each Lender to participate in any Letters of Credit to be issued on the Closing Date, and the agreement of the Agent to issue any Letters of Credit to be issued on the Closing Date, and the agreement of each Lender to make each Revolving Loan, and the agreement of the Agent to issue each Letter of Credit from time to time requested to be made or issued by it, as applicable, is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, of the following conditions precedent:

(a)                                  Representations and Warranties; No Default. The following statements shall be true and the Borrower’s acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower, on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

(i)                                     The representations and warranties contained in this Agreement, each other Loan Document and each certificate or other writing delivered to the Agent or the Lenders in connection herewith are correct on and as of such date in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are correct on such earlier date in all material respects; and

(ii)                                  No Default has occurred and is continuing or would result from the making of the Loan or the issuance of such Letter of Credit to be made or issued on such date; and

(iii)                               No event shall have occurred and be continuing, or condition exist, which the Majority Lenders reasonably believe could have a Material Adverse Effect.

(b)                                 Legality. The making of such Loan or the issuance of such Letter of Credit, as applicable, shall not contravene any law, rule or regulation applicable to any Lender or the Borrower or any other Loan Party.

(c)                                  Borrowing Notice or Letter of Credit Request. The Agent shall have received a Borrowing Notice or Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

SECTION 5.                                AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that from and after the Closing Date, so long as any Note remains outstanding and unpaid, any Letter of Credit is outstanding or any other amount is owing to any Lender or the Agent hereunder:

5.1                                 Financial Statements. The Borrower shall furnish to the Agent and the Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited income statement, statement of stockholders’ equity and operating cash flow statement, reported on without qualification or exception by the Accountants and accompanied by a certificate signed by such Accountants, at the time of the completion of the annual audit, (i) stating that the financial statements fairly present in all material respects the consolidated financial condition of the Borrower as of the date thereof and for the period covered thereby and (ii) that, to the knowledge of such Accountants, no Default exists under Section 6.1, to the extent such Section relates to accounting matters;

(b)                                 as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited income statement and operating cash flow statement for such quarter and the portion of the fiscal year through the end of such quarter, and including (i) a comparison of the results of such period with (A) the budgeted results set forth in the budget referred to in Section 5.2(b) and (B) the same period in the prior fiscal year and (ii) a discussion of any significant events regarding the financial condition of the Borrower or any Subsidiary during such period (in such form and detail, and accompanied by such supporting materials as the Agent shall reasonably request), all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)                                  as soon as available, but in any event not later than 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for such month and the related unaudited income statement and operating cash flow statement for such month and the portion of the fiscal year through the end of such month, and including (i) a comparison of the results of such period with (A) the budgeted results set forth in the budget referred to in Section 5.2(b) and (B) the same period in the prior fiscal year, all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

5.2                                 Certificates; Other Information. The Borrower shall:

(a)                                  furnish to the Agent concurrently with the delivery of the financial statements referred to in Section 5.1(a) and (b), a Covenant Compliance Certificate with respect to such quarter or fiscal year, as the case may be;

(b)                                 furnish to the Agent as soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of (i) the annual operating budget for the Borrower and its Subsidiaries for such fiscal year (broken down into a monthly format as to income statement, balance sheet and statement of cash flows) and (ii) a complete financial forecast of the results of the Borrower and its Subsidiaries covering the period up to and including the latest of the (x) Revolving Loan Commitment Expiration Date and (y) Term Loan Maturity Date, in each case in form and detail reasonably satisfactory to the Agent;

(c)                                  furnish to the Agent within five Business Days after the same are filed, copies of all financial statements, and material reports and notices which the Borrower or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)                                 furnish to the Agent promptly but, in any event, within five Business Days after the Borrower’s receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower by the Accountants in connection with any annual or interim audit of the books thereof;

(e)                                  furnish to the Agent as soon as possible and in any event within five days after a Responsible Officer has knowledge of the occurrence of a Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default, Event of Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

(f)                                    furnish to the Agent (i) as soon as possible and in any event within five Business Days after the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (ii) promptly and in any event within five Business Days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from the PBGC, copies of each notice received by the Borrower, any Subsidiary or any of its or their ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within five days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any of its Subsidiaries if the present value of the accrued benefits under the Plan exceeds its assets by an amount which could cause a Material Adverse Effect and (iv) promptly and in any event within five Business Days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower, any Subsidiary or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of

ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

(g)                                 furnish to the Agent promptly after the commencement thereof, but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge by, a Responsible Officer of the Borrower, notice of each action, suit or proceeding before any court or governmental authority or other regulatory body or any arbitrator as to which there is a reasonable possibility of a determination that could have a Material Adverse Effect; and

(h)                                 furnish to the Agent promptly such additional financial and other information as the Agent or any Lender may from time to time reasonably request.

5.3                                 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the failure to so satisfy such obligations could not have a Material Adverse Effect or except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Subsidiary, as applicable.

5.4                                 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) continue to engage in business of the same general type described in Section 3.18, (ii) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable, (iii) except where the loss thereof could not, in the aggregate, have a Material Adverse Effect, take all appropriate action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, and (iv) except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect, comply with all Contractual Obligations and Requirements of Law, such compliance to include, without limitation, (a) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Properties and (b) paying all lawful claims which if unpaid might become a Lien upon any of its Properties.

5.5                                 Maintenance of Property; Insurance. (a) The Borrower shall, and shall cause each of its Subsidiaries to, keep all property material or necessary to its business in good working order and condition (ordinary wear and tear and casualty excepted).

(b)                                 The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent, upon request, full information as to the insurance carried. The Borrower shall also maintain keyman life insurance on the life of Ingrid Jackel-Marken, in the amount of at least $3,000,000, and shall at all times cause the Agent to be the assignee of, beneficiary of or additional insured under, such insurance pursuant to such assignment agreements and related documentation as the Agent shall request; provided that, notwithstanding any term contained in any such agreement or related documentation or herein to the contrary, the proceeds of such insurance may be retained by the Borrower and used for working capital (but not applied as a Restricted Payment). All such policies of insurance shall (i) designate the Agent, on behalf of the Lenders, as additional insured or loss payee, as appropriate, and (ii) provide that the insurance companies will give the Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be materially altered or canceled. The Borrower shall deliver to the Agent insurance certificates certified by the Borrower’s insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, the Borrower shall notify the Agent promptly of any occurrence causing a material loss of any insured Property and the estimated (or actual, if available) amount of such loss.

(c)                                  Each policy for liability insurance shall provide for all losses to be paid on behalf of the Agent and the Borrower, as their respective interests may appear, and each policy for property damage insurance shall, to the extent applicable to equipment and inventory, provide for all losses (except for losses of less than $200,000 per occurrence) to be paid directly to the Agent.

(d)                                 Reimbursement under any liability insurance maintained by the Borrower or any Subsidiary pursuant to this Section 5.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to equipment or inventory as to which Section 5.5(e) is not applicable, the Borrower will make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by the Borrower pursuant to this Section 5.5 shall be paid by the Agent to the Borrower, upon presentation of invoices and other evidence of obligations, as reimbursement for the costs of such repairs or replacements.

(e)                                  Upon the actual or constructive total loss (in excess of $200,000 per occurrence) of any equipment or inventory during the continuance of a Default, all insurance proceeds in respect of such equipment or inventory shall be paid to the Agent and applied in the manner set forth in Section 2.5(d).

5.6                                 Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each Subsidiary to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its Accountants (provided that the Borrower shall be given the opportunity to be present during any such discussions with its Accountants). In addition, the Agent shall be permitted to conduct collateral audits of the Borrower and the Subsidiaries twice during each 12-month period (or more frequently if a Default has occurred and is continuing).

5.7                                 Use of Proceeds. The Borrower will use the Letters of Credit, and the proceeds of the Loans, as set forth in Section 3.14, and not for the purchasing or carrying of any Margin Stock.

5.8                                 Hedging Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Hedging Obligation, except that the Borrower or any Subsidiary may enter into any Hedging Obligation that (i) is of a non-speculative nature and (ii) is for the purpose of hedging the Borrower’s or such Subsidiary’s reasonably estimated interest rate exposure.

5.9                                 Acquisition of Real Property. The Borrower shall submit to the Agent any documents relating to any fee simple real property interest to be acquired by the Borrower or any Subsidiary for consideration in excess of $500,000. The Majority Lenders may require that any such property interest become part of the Collateral or the Guarantor Collateral (as applicable), and that the Borrower provide the Agent with title insurance, a favorable environmental report, opinion(s) of counsel and such other documents and agreements as the Agent may reasonably request with respect thereto.

5.10                           Lease and License Compliance. (a) The Borrower shall, and shall cause each Subsidiary to, perform and carry out the material provisions of all leases, licenses, permits and other occupancy agreements relating to real property or real property interests which are material to the business of the Borrower or any Subsidiary (the “Occupancy Agreements”), and shall appear in and defend any action in which the validity of any Occupancy Agreement is at issue and shall commence and maintain any action or proceeding necessary to establish or maintain the validity of any Occupancy Agreement and to enforce the material provisions thereof. The Borrower shall promptly give notice to the Agent of any material default by it or any of its Subsidiaries or, to the knowledge of the Borrower, by any other party to an Occupancy Agreement.

(b)                                 With respect to each Property leased by the Borrower or any Domestic Subsidiary, the Borrower shall cause a Landlord Consent to be executed and notarized by the landlord thereof, and delivered to the Agent and, if requested by the Agent, recorded against such Property in the relevant real property records; provided that the Borrower need not deliver a Landlord Consent for its corporate apartment located in Altadena, California.

5.11                           Environmental and Safety Requirements. Without modifying or limiting in any fashion any other indemnity provided for in this Agreement, the Borrower shall, and shall cause each Subsidiary to, defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, shareholders, attorneys, successors and assigns (collectively, “Environmental Indemnitees”) from and against any and all claims, demands, judgments, fines, encumbrances, liens, liabilities, losses, damages of any type (including all consequential damages, all stigma damages and all damages for personal injury, including death or disease, or damage or destruction to property of others or damage or destruction to natural resources, whether foreseeable or unforeseeable), costs, penalties, fines, settlements, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to (i) any breach by the Borrower of any representation or warranty made by the Borrower in this Agreement or any of the Schedules attached hereto, or in any of the certificates furnished by the Borrower pursuant to this Agreement, or any representation and warranty made by the Borrower or its Subsidiaries in the Acquisition Agreement; (ii) the San Gabriel Valley Site Liabilities; (iii) any Hazardous Substances in, on, under, from or at any property or facility owned or operated, or previously owned or operated, by the Borrower and its Subsidiaries; (iv) any past, present or future violation of any Environmental and Safety Requirements for any property or facility owned or operated, or previously owned or operated, by the Borrower and its Subsidiaries; (v) any investigation, inquiry, order (whether voluntary or involuntary), hearing, action or other proceeding under any Environmental and Safety Requirement or by or before any governmental or quasi-governmental agency in connection with any actual or alleged Hazardous Substance Activity; (vi) any orders, requirements or demands of Governmental Authorities pursuant to Environmental and Safety Requirements; (vii) any notice that any Environmental Indemnitee is a potentially responsible party under any Environmental and Safety Requirement with regard to any Hazardous Substance in, on, under, from or at any property or facility owned or operated, or previously owned or operated, by the Borrower and its Subsidiaries; and (viii) all costs and expenses of investigation, monitoring, corrective action, containment, abatement, removal, repair, cleanup, restoration and remedial work, penalties and fines, attorneys’ fees and disbursements, consultants’ fees, contractors’ fees, environmental fees and taxes, experts’ fees, laboratory fees, and other response costs, except to the extent that any of the foregoing arise from or are caused by the gross negligence or willful misconduct of any Environmental Indemnitee. This indemnity shall continue in full force and effect and survive the termination of this Agreement, expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

5.12                           Employee Matters. The Borrower shall give to the Agent prompt notice of any material dispute arising out of, or material uncured default occurring under, any employee contract of the Borrower or any Subsidiary either (i) relating to an officer of the Borrower or any Subsidiary or (ii) providing for salary payments equal to or in excess of $200,000 per year, or if any of such contracts shall be terminated or not renewed on substantially similar terms.

5.13                           Covenants Regarding Additional Subsidiaries. (a) The Borrower will cause each of its Domestic Subsidiaries hereafter formed or acquired to execute and deliver to the Agent, concurrently with the formation or acquisition thereof, a joinder, substantially in the form attached as an Exhibit to the Subsidiary Guarantee, causing such Domestic Subsidiary to become a Guarantor under the Subsidiary Guarantee and a grantor under the Guarantor Security Agreement, together with appropriate Lien searches requested by the Agent indicating the Agent’s first priority Lien on such Domestic Subsidiary’s personal property (subject to Section 6.3) and, in connection with such deliveries, cause to be delivered to the Agent (A) a favorable written opinion of counsel satisfactory to the Agent as to such matters relating thereto as any Lender through the Agent may reasonably request, in form and substance satisfactory to the Agent, (B) any stock certificates or other certificates, accompanied by stock powers duly executed in blank, with regard to the Capital Stock of such Domestic Subsidiary, (C) such other agreements, instruments, approvals or other documents as any Lender through the Agent may reasonably request with respect thereto and (D) certified copies of the organizational documents, resolutions and incumbency certificates of such Domestic Subsidiary.

(b)                                 The Borrower will cause the shareholder(s), partner(s) or member(s) of each of its Foreign Subsidiaries hereafter formed or acquired to execute and deliver to the Agent, concurrently with the formation or acquisition thereof, a pledge of 65% of the Capital Stock having voting power in such Foreign Subsidiary (or such greater amount of such equity interests as shall not cause the Borrower to incur material adverse tax consequences under Section 956 of the Code) and 100% of any other Capital Stock in such Foreign Subsidiary, along with (A) such agreements, certificates, filings, notices, consents and other actions as the Agent may request to evidence and perfect such pledge and (B) an executed legal opinion of local counsel to such pledgor, in form and substance, and from a firm of attorneys, reasonably satisfactory to the Agent.

SECTION 6.                                NEGATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Note remains outstanding and unpaid, any Letter of Credit is outstanding, or any other amount is owing to any Lender or the Agent hereunder:

6.1                                 Financial Condition Covenants. The Borrower shall not:

(a)                                  Total Leverage Ratio. Permit the Total Leverage Ratio, as of the end of any fiscal quarter set forth below, to be greater than the ratio set forth opposite such period:

Quarter	Ratio

January 1, 2007 to and including December 31, 2007	2.00:1

January 1, 2008 to and including December 31, 2008	1.75:1

January 1, 2009 and thereafter	1.50:1

(b)                                 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter set forth below, to be less than the ratio set forth opposite such period:

Quarter	Ratio

January 1, 2007 to and including December 31, 2007	2.00:1

January 1, 2008 and thereafter	2.25:1

(c)                                  Minimum Tangible Net Worth. Permit Tangible Net Worth of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of any fiscal quarter, to be less than the amount set forth below opposite such period:

Quarter	Amount

January 1, 2007 to and including March 31, 2007	-$	17,000,000

April 1, 2007 to and including June 30, 2007	-$	13,000,000

July 1, 2007 to and including September 30, 2007	-$	11,000,000

October 1, 2007 to and including December 31, 2007	-$	7,000,000

January 1, 2008 to and including March 31, 2008	-$	3,000,000

April 1, 2008 to and including June 30, 2008	-$	1,000,000

July 1, 2008 to and including September 30, 2008		$2,000,000

October 1, 2008 to and including December 31, 2008		$4,700,000

January 1, 2009 and thereafter		$14,000,000

(d)                                 Capital Expenditures. Permit Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for any fiscal year to be more than $3,000,000 (or more than $1,500,000 from the Closing Date to December 31, 2006); provided that Capital Expenditures shall not include expenditures to the extent that such expenditures (x) constitute a reinvestment of proceeds from Asset Dispositions in an aggregate amount not exceeding $500,000 in any fiscal year or (y) are made from proceeds from an Equity Offering (it being agreed that each Covenant Compliance Certificate delivered under Section 5.2(a) shall, with respect to any expenditures during the period covered thereby that were excluded from the calculation of Capital Expenditures as a result of this proviso, include a description of such expenditure in form and detail satisfactory to the Agent); provided further, that in the event the Borrower and its Subsidiaries do not expend the entire Capital Expenditure limitation in any fiscal year, such excess may be used to make Capital Expenditures in the immediately following fiscal year, but not thereafter.

6.2                                 Limitation on Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, issue, assume or suffer to exist any Indebtedness except for:

(a)                                  Indebtedness created hereunder and under the other Loan Documents;

(b)                                 Indebtedness (i) evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof in an aggregate amount at any time not exceeding $100,000 or (ii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

(c)                                  trade credit incurred to acquire goods, supplies, services and incurred in the ordinary course of business; provided that any such Indebtedness which is more than 90 days past due does not exceed $500,000 in the aggregate, is being contested by the Loan Parties in good faith by appropriate proceedings, and that adequate reserves with respect thereto have been established on the books of the Loan Parties to the extent required by GAAP;

(d)                                 Capitalized Lease Obligations in a principal amount not exceeding $1,000,000 outstanding at anytime;

(e)                                  Indebtedness not to exceed an aggregate amount of $1,000,000 at any time outstanding secured by any purchase money Lien incurred in connection with the acquisition by the Borrower or any Subsidiary of equipment;

(f)                                    Indebtedness owing by any wholly-owned Domestic Subsidiary to the Borrower or any other wholly-owned Domestic Subsidiary, and Indebtedness owing by the Borrower to any wholly-owned Domestic Subsidiary; provided that such inter-company Indebtedness is evidenced by a note which has been collaterally assigned to the Agent as security for the Obligations;

(g)                                 Indebtedness incurred by the Borrower or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations which are in amounts, and on terms, which are commercially reasonable, and are incurred in connection with any Permitted Acquisition or any Asset Disposition permitted hereunder;

(h)                                 unsecured Indebtedness not referred to in any other clause of this Section 6.2 in an aggregate principal amount not exceeding $500,000 at any time; and

(i)                                     Indebtedness in an amount not exceeding $3,000,000 incurred by the Borrower to one or more of its insurance companies, incurred in the ordinary course of business to finance payment of its insurance premiums.

6.3                                 Limitation on Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)                                  Liens created hereunder or under any of the other Loan Documents;

(b)                                 Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary, as applicable, in conformity with GAAP;

(c)                                  Liens created by operation of law or contract not securing the payment of Indebtedness for money borrowed or guaranteed, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days and, if overdue, for which adequate reserves have been posted under GAAP;

(d)                                 pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(e)                                  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                    easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, could not cause a Material Adverse Effect;

(g)                                 subject to the terms of any Control Agreement, customary rights of setoff and bankers’ liens existing in the ordinary course of business upon deposits of the Borrower and its Subsidiaries;

(h)                                 precautionary Liens filed by equipment lessors pursuant to operating leases of the Borrower and its Subsidiaries; provided that no such Lien covers any property other than the property subject to such lease;

(i)                                     Liens arising from any judgment against a Loan Party not constituting an Event of Default, provided that (i) the liability under such judgment, together with that under any other judgment secured by a Lien, shall not exceed $1,000,000 in the aggregate and (ii) such judgment is covered by insurance under which the insurer has acknowledged liability in writing;

(j)                                     Liens securing Indebtedness permitted by Section 6.2(e); provided that no such Lien covers any property other than the property acquired in connection with the incurrence of such Indebtedness; and

(k)                                  Liens securing Indebtedness permitted by Section 6.2(i), provided that such Liens attach to the proceeds of such insurance only, and not to any other assets of the Loan Parties.

6.4                                 Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary to, (a) amend its Organic Documents in any way that could have a Material Adverse Effect, (b) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except any merger, consolidation or amalgamation of a Subsidiary into the Borrower, with the Borrower being the survivor thereof, or between or among the Domestic Subsidiaries; provided that the Borrower shall give the Agent thirty days’ prior written notice thereof and shall comply with all reasonable actions requested by the Agent to protect and maintain its Liens granted pursuant to the Loan Documents; or (c) except as permitted by Section 6.5, convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

6.5                                 Limitation on Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) the consideration for such Asset Disposition is at least 75% cash, (iii) no Default has occurred and is continuing or would result from such Asset Disposition and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year, does not exceed $1,000,000.

6.6                                 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital

Stock, whether now or hereafter outstanding, and (b) if a partnership or a limited liability company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided, however, that

(i)                                     the Subsidiaries may make Restricted Payments to the Borrower;

(ii)                                  the Borrower may make Restricted Payments, in an aggregate amount in any fiscal year of the Borrower not exceeding $500,000, to the Pledgor to allow the Pledgor to pay operating expenses relating to the Borrower and the fees and expenses of the Pledgor’s and the Borrower’s officers and directors, provided that such amount shall be limited to $100,000 during any period during which an Event of Default has occurred and is continuing; and

(iii)                               the Borrower may make Restricted Payments to the Pledgor from time to time so long as (1) no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would occur as a consequence of such Restricted Payment; and (2) if after giving effect to such Restricted Payment, the Liquidity Amount shall be greater than or equal to $3,000,000.

6.7                                 Limitation on Acquisitions, Investments, Loans and Advances. The Borrower shall not, and shall not permit any Subsidiary to, consummate any Acquisition, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “investment”), any Person, except:

(a)                                  Cash Equivalents;

(b)                                 extensions of trade credit in the ordinary course of business;

(c)                                  the Borrower’s ownership interest in its Subsidiaries;

(d)                                 Permitted Acquisitions;

(e)                                  investments received in connection with bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(f)                                    investments in the form of promissory notes in favor of the Borrower, acquired by the Borrower as consideration for an Asset Disposition permitted by Section 6.5, each of which notes shall be delivered to, and endorsed in favor of, the Agent to be held by the Agent as collateral under the Security Agreement;

(g)                                 loans or advances to employees of the Borrower or any Subsidiary for moving, travel or emergency expenses, in an aggregate amount not exceeding $500,000 outstanding at any time; and

(h)                                 investments outstanding on the Closing Date and set forth on Schedule 6.7.

6.8                                 Transactions with Affiliates. Except as set forth on Schedule 6.8, the Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Subsidiary (other than wholly-owned Subsidiaries) or any Affiliate, unless such transaction is in the ordinary course of the Borrower’s or such Subsidiary’s business and is upon terms no less favorable to the Borrower or such Subsidiary, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this Section 6.8 shall be deemed to prohibit payment of Restricted Payments in accordance with Section 6.6.

6.9                                 Fiscal Year. The Borrower shall not permit the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31.

6.10                           Prohibitions on Certain Agreements, Modifications to Certain Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into or permit to exist any indenture, agreement, instrument or other arrangement, other than the Loan Documents, that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of indebtedness, the granting of Liens (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(e), and then only with respect to the property encumbered thereby), the declaration or payment of dividends, the making of loans, advances or investments or the sale, assignment, transfer or other disposition of Property (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(e), and then only with respect to the property encumbered thereby), or which imposes any financial covenants on the Borrower or any Subsidiary.

6.11                           Sale-Leaseback Transactions. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property.

6.12                           Unfunded Liabilities. The Borrower shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $500,000 in the aggregate at any time.

6.13                           Line of Business. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than as described in Section 3.18.

SECTION 7.                                EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Note when due, or the Borrower shall fail to pay any interest on any Note when due, or any other amount payable hereunder or under any Loan Document within two Business Days after any such interest or other amount becomes due; or

(b)                                 Any representation or warranty made by any Loan Party herein or in any other Loan Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                                  The Borrower shall default in the observance or performance of any agreement contained in Section 5.2(e), 5.4, 5.5, 5.6, 5.7 or 5.13, or any provision of Section 6; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Agent to the Borrower and (ii) actual knowledge thereof by a Responsible Officer of such Loan Party, as applicable; or

(e)                                  Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Loan Party in writing, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document, or any Loan Document shall cease to be in full force and effect; or

(f)                                    Any Loan Party shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Notes), issued under the same indenture or other agreement, if the maximum principal amount of Indebtedness covered by such indenture or agreement is $1,000,000 or greater or (B) Guarantee Obligation with respect to an amount of $1,000,000 or greater, in either case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or (ii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or

(g)                                 (i)                                     The Borrower or any other Loan Party shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(h)                                 (i)   Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Borrower or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or

(i)                                     One or more judgments or decrees shall be entered against one or more of the Loan Parties involving in the aggregate a liability for all Loan Parties (not paid or fully covered by insurance under which the insurer has acknowledged liability in writing) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any Loan Party that could have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)                                     either (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) other than Summit Partners, L.P. and its Affiliates shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Pledgor; or (ii) the Pledgor is no longer the legal and beneficial owner of 100% of the Capital Stock of the Borrower; or (iii) the Borrower ceases to own 100% of the Capital Stock of each Subsidiary; or

(k)                                  The Agent shall at any time cease to have a valid and perfected first-priority Lien for any reason on and in 100% of the Capital Stock of the Borrower and each Domestic

Subsidiary, or, with respect to the Capital Stock of each Foreign Subsidiary, the percentage specified in Section 5.13(b); or

(l)                                     Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason other than pursuant to the terms thereof, cease to be valid or enforceable in accordance with its terms, or any Lien created under any Loan Document shall for any reason other than pursuant to the terms thereof, cease to be a valid and perfected first priority (except as permitted by Section 6.3) Lien in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically each Commitment and the commitment to issue Letters of Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and, to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent as collateral under the Security Agreement, in the amount equal to the aggregate Letter of Credit Amount of such Letters of Credit and (B) if such event is any other Event of Default, with the consent of the Majority Lenders the Agent may, or upon the request of the Majority Lenders the Agent shall, take any or all of the following actions:  (i) by written notice to the Borrower declare the Commitments and the commitment to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the Notes to be due and payable forthwith, whereupon (x) the same shall immediately become due and payable and (y) to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent as collateral under the Security Agreement, in an amount equal to the aggregate Letter of Credit Amount of the Letters of Credit outstanding. In all cases, with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders the Agent shall, enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Presentment, demand, protest and, except as expressly provided above in this Section, all other notices of any kind are hereby expressly waived by the Borrower.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, on or after the occurrence and continuation of (i) an Event of Default under Section 7(g), (ii) the acceleration of the Loans and all other Obligations pursuant to the immediately preceding paragraph, (iii) the exercise of rights and remedies by the Agent and the Lenders pursuant to the immediately preceding paragraph or (iv) failure to pay in full all of the Obligations pertaining to the Revolving Loan Commitment on the Revolving Loan Commitment Expiration Date or to repay in full all of the Obligations pertaining to the Term Loans on the Term Loan Maturity Date, the proceeds resulting from the collection, liquidation, sale or other disposition of the Collateral or of the Guarantor Collateral shall be applied, first, to the reasonable costs and expenses (including reasonable attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Collateral and the Guarantor Collateral, and all other reasonable costs and expenses incurred by the Agent, until each of such items is paid in full; second, to the payment of all accrued and unpaid interest and commitment fees due and owing to the Lenders under this Agreement, pro rata based on each Lender’s Commitment

Percentage thereof, until each of such items is paid in full; third, to the satisfaction of all other Obligations (other than contingent indemnification obligations for which no claim has been made and is outstanding, but including cash collateralization of all Obligations in respect of outstanding Letters of Credit), pro rata based on each Lender’s Commitment Percentage thereof; and fourth, any surplus remaining after the satisfaction of all other Obligations (other than contingent indemnification obligations for which no claim has been made and is outstanding), provided no Commitment or Letter of Credit is outstanding, to be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 8.                                THE AGENT

8.1                                 Appointment. Each Lender hereby irrevocably designates and appoints Union Bank of California, N.A., as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Union Bank of California, N.A., as the Agent, for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent in such capacity.

8.2                                 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3                                 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party or any officer thereof, contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party.

8.4                                 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice (including any telephonic notice), consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the Accountants and independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of the Agent’s gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Majority Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

8.5                                 Notice of Default. Neither the Agent nor any Lender shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless such Person has received notice from the Agent, a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Agent or any Lender receives such a notice, the Agent or such Lender, as the case may be, shall give notice thereof to the Agent and the Lenders. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders or all Lenders as appropriate; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Agent and the Lenders’ interests in the Collateral or the Guarantor Collateral.

8.6                                 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors and made its own decision to make its Loans and participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. The Agent agrees to promptly furnish to each Lender a copy of all notices, reports and other documents received by it from the Borrower; provided that the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may otherwise come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates except such as may come into the possession of the employees of Agent then having the responsibility for the administration of this Agreement.

8.7                                 Indemnification. The Lenders hereby indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Aggregate Total Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs (including, without limitation, the allocated cost of internal counsel), reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent, in its capacity as such, but not as a Lender hereunder, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that (a) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct; (b) the Agent shall not be permitted to setoff any amounts owed hereunder against any Lender’s pro rata share of any payment to be made to such Lender pursuant to Section 2.11; and (c) upon the reasonable request of any Lender (which request shall not be made more than once in any month), the Agent shall provide such Lender with copies of invoices or other reasonably detailed written evidence of such expenses and disbursements. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

8.8                                 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Agent, the Loans made by the Agent, the Letters of Credit participated in by the Agent and the Notes issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Agent may exercise the same as though it were not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9                                 Successor Agent. The Agent may resign as Agent upon ten days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint (with the approval of the Borrower, such approval not to be unreasonably withheld and not to be required if an Event of Default shall have occurred and be continuing) from among the Lenders a successor agent for the

Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. Notice of such appointment shall be given by such successor agent to the Borrower and each Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, under this Agreement and the other Loan Documents. In addition, after the replacement of the Agent hereunder, the retiring Agent shall remain a party hereto and shall continue to have all the rights and obligations of an Agent under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 9.                                MISCELLANEOUS

9.1                                 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Majority Lenders and the Borrower, the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purposes of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:  (a) reduce the amount or extend the maturity of any Note or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, in each case without the written consent of the Lender affected thereby, or increase any Commitment of any Lender without the written consent of such Lender; or (b) (i) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in or otherwise modify the definition of Majority Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents; or (ii) release any Loan Party from any liability under its respective Loan Documents; or (iii) release any material portion of the Collateral or any material portion of the Guarantor Collateral, except in connection with any Asset Disposition permitted by this Agreement; or (iv) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(e), 2.2(f), 2.12 or the last paragraph of Section 7; or (v) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case without the written consent of all the Lenders; or (c) amend, modify or waive any provision of Section 8 without the written consent of the Agent, or any provision affecting the rights and duties of the Agent as the issuer of Letters of Credit without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Agent, and all future holders of the Notes. In the case of any waiver, the Borrower, the other Loan Parties, the Lenders and the Agent, shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

9.2                                 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed to the parties at their addresses as set forth on the signature pages hereof, or in the Assignment and Acceptance pursuant to which a Person becomes a party hereto, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.1, 2.2, 2.3, 2.4 or 2.6 shall not be effective until received.

The Agent shall be entitled to rely and act upon telephonic notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, (ii) such notices are found not to have been authorized by the Borrower or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by the Agent on any such notice.

9.3                                 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4                                 Survival of Representations and Warranties. All representations and warranties made hereunder or the Existing Credit Agreement and in any document, certificate or statement delivered pursuant hereto or in connection herewith or the Existing Credit Agreement shall survive the execution and delivery of this Agreement.

9.5                                 Payment of Expenses and Taxes. The Borrower agrees, whether or not the transactions contemplated hereby are consummated, (a) to pay or reimburse the Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the transactions to occur on the Closing Date), including, without limitation, due diligence expenses, syndication expenses, and the reasonable fees and disbursements of outside counsel to the Agent (including any local counsel to the Agent) and as to any amendment, supplement or modification to this Agreement or any other Loan Document and the administration of the transactions contemplated thereby, and with respect to the foregoing, the allocated reasonable costs of internal counsel to the Agent, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Agent and each Lender, for all its reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceeding, including, without limitation, reasonable legal fees and disbursements of outside counsel to the Agent and each Lender and the allocated reasonable cost of internal counsel to the Agent and each Lender, (c) to pay, and indemnify and hold harmless each Lender and the Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, this Agreement or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, (d) to pay all costs and expenses of the Agent and the Lenders incurred in connection with the collateral audits contemplated by Section 5.6 and (e) to pay and indemnify and hold harmless each Lender and the Agent from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated reasonable cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to the Lenders and the Agent), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery and enforcement of this Agreement, the Notes, the other Loan Documents or the use of the Letters of Credit or the proceeds of the Loans and any such other documents (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender or their agents or attorneys-in-fact. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

9.6                                 Successors and Assigns; Participation; Purchasing Lenders.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in the rights of such Lender hereunder and under the other Loan Documents; provided any such sale must result in the Participant acquiring at least a $1,000,000 (with concurrent sales to one or more Affiliates of a Participant being treated as a single assignment for purposes of meeting such minimum amount) risk participation interest in the aggregate amount of obligations under this Agreement and the other Loan Documents. A Participant shall have the right only to vote on the extension of regularly scheduled maturity of principal or interest under a Note, extension of the expiration of a Letter of Credit, reduction of the principal amount or rate of interest of a Note, reduction of the amount to be reimbursed under any Letter of Credit, or the release of any significant portion of the Collateral or the Guarantor

Collateral. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note and the participant in such Letters of Credit for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.

(c)                                  Any Lender may at any time sell to any of its Affiliates or Related Funds or to any Lender, any Affiliate or Related Fund thereof or to one or more additional lenders that are approved by the Borrower (“Purchasing Lenders”), such approval not to be unreasonably withheld or delayed and not to be required if a Default has occurred and is continuing, and the Agent, such approval not to be unreasonably withheld or delayed, all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Acceptance executed by such Purchasing Lender and such transferor Lender, and delivered to the Agent for its acceptance and recording in the Register (as defined below), accompanied by a $3,500 processing fee (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund); provided, however, that (i) any such sale (other than a sale of all of the selling Lender’s interest hereunder) must result in the Purchasing Lender having an interest in at least $5,000,000 in aggregate amount of obligations under this Agreement and the other Loan Documents (except such minimum amount shall not apply to an assignment by a Lender to (x) an Affiliate of such Lender or a Related Fund of such Lender, (y) another Lender or (z) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount assigned to all such new Lenders is at least $5,000,000) and (ii) no approval of the Borrower or the Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender, another Lender or a Related Fund. Upon such execution and delivery from and after the transfer effective date determined pursuant to such assignment document, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in the Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in the Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Any such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. The Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it, and if the transferor Lender has retained a Commitment hereunder, a new Note or Notes to the order of the transferor Lender in an amount equal to such Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date. Notwithstanding anything to the contrary contained in this Section 9.6(c), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agent or any other Person (a “Related Party Assignment”); provided, however, that (i) the assigning Lender promptly delivers notice to the Agent of such assignment identifying the assignee in detail reasonably acceptable to the Agent, (ii) the Borrower and the Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Agent for recordation in the Register, and provided that the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agent shall not affect the legality, validity, or binding effect of such assignment and (iii) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance.

(d)                                 The Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to and, if applicable, the Letters of Credit participated in by, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate or Related Fund thereof, by the Borrower (if required) and the Agent (if required)) the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.

(f)                                    The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower, the other Loan Parties and the Affiliates thereof which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and the other Loan Parties; provided that such Transferee or prospective Transferee agrees in writing to maintain the confidentiality of such information in accordance with the provisions of Section 9.15.

(g)                                 Nothing herein shall prohibit any Lender from pledging or assigning any of its interest and rights under this Agreement and its Notes to any Federal Reserve Bank in accordance with applicable law. In addition, the Borrower hereby acknowledges that each Lender and each of its Affiliates and Related Funds may at any time pledge or grant a security interest in all or any portion of the Loans made by it as collateral security to secure obligations of such Lender, Affiliates of such Lender and Related Funds; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Each Lender (and each Person becoming a Lender pursuant to Section 9.6(c)) represents, warrants and agrees with the Agent as follows:

(i)                                     Such Lender is entitled to receive any payments hereunder without the withholding of any tax and will furnish to Agent and the Borrower such forms, certifications, statements and other documents as Agent may request from time to time to evidence such Lender’s exemption from withholding of any tax imposed by any jurisdiction or to enable Agent to comply with any applicable laws or regulations relating thereto;

(ii)                                  Without limiting the effect of the foregoing, if such Lender is not created or organized under the laws of the United States or any state thereof, such Lender is lawfully engaged in the conduct of a business within the United States and payments made hereunder are or are reasonably expected to be effectively connected with the conduct of that trade or business and are or will be includible in its gross income or, if such Lender is not engaged in a United States trade or business with which such payments are effectively connected, such Lender is entitled to the benefits of a tax convention which exempts the income from United States withholding tax and that it has satisfied all requirements to qualify for the exemption from tax.

(iii)                               Such Lender agrees that it will, immediately upon the request of the Agent, furnish to the Agent a copy to the Borrower Form W-9, W-8BEN or W-8ECI (as applicable to it) of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender’s exemption from the withholding of United States tax with respect thereto. If such Lender determines that, as a result of any change in any Requirement of Law or in any official application or interpretation thereof, it ceases to qualify for exemption from any tax imposed by any jurisdiction with respect to payments made hereunder, such Lender shall promptly notify the Agent and the Borrower of such fact and the Agent may, but shall not be required to withhold the amount of any such applicable tax from amounts paid to such Lender hereunder. The Agent shall not be obligated to make any payments hereunder to such Lender in respect to the Obligations owing to such Lender hereunder until such Lender shall have furnished to the Agent the requested form, certification, statement or document, and may withhold the amount of such applicable tax from amounts paid to such Lender hereunder.

(iv)                              Each Lender shall reimburse, indemnify and hold the Agent and the Borrower harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against the Agent or the Borrower, as the case may be, due to its reliance upon the representation hereby made that such Lender is exempt from withholding of tax. Unless the Agent receives written notice to the contrary, such Lender shall be deemed to have made the representations contained in this Section 9.6(h) for the current and each subsequent tax year of such Lender.

9.7                                 Adjustments; Set-Off.

(a)                                  If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans or its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g) or 8.8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, its participation in Letters of Credit, or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, participations in Letters of Credit, or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or its participations in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                 Subject to Section 9.7(a), in addition to any rights and remedies of the Lenders provided by law, with the prior consent of the Agent, each Lender shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or Affiliate or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of the Borrower to the extent such Obligations are then due and payable. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8                                 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

9.9                                 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10                           Integration. This Agreement, together with the other Loan Documents, represents the entire agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11                           GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED

IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

9.12                           Judicial Reference; Consent to Jurisdiction.

(a)                                  ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY TO THIS AGREEMENT, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

(b)                                 Subject to Section 9.12(a), each party hereto hereby irrevocably and unconditionally

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of California, the courts of the United States of America for the Central District of California, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address set forth in Section 9.2;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

9.13                           Acknowledgements. The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Agent nor any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders, on one hand, and the Borrower, on the other hand, is solely that of creditor and debtor; and

(c)                                  no joint venture exists among the Lenders or among the Borrower and the Lenders.

9.14                           Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.15                           Confidentiality. The Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified in writing as such by any Loan Party but may, in any event, make disclosures (a) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments, the Loans, any participation in Letters of Credit or participation in any of the foregoing or (b) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) to its attorneys and accountants or (d) as required by law or (e) in connection with litigation involving any Lender or the Agent; provided that (i) such transferee, assignee or participant agrees in writing to comply with the provisions of this Section 9.15 unless specifically prohibited by applicable law or court order and (ii) in no event shall any Lender or the Agent be obligated or required to return any materials furnished by the Borrower or its Subsidiaries.

9.16                           Patriot Act. Each Lender subject to Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “Patriot Act”) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Los Angeles, California by their proper and duly authorized officers as of the day and year first above written.

PHYSICIANS FORMULA, INC.,
a New York corporation

By:
Name:
Title:

Address for Notices:

1055 West 8th Street
Azusa, CA 91702
Attention: Chief Executive Officer
Telephone: (626) 334-3395
Facsimile: (626) 812-9462

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UNION BANK OF CALIFORNIA, N.A.,
as Agent and as sole Lender

By:
Name:
Title:

Revolving Loan Commitment: $20,000,000
Term Loan Commitment: $15,000,000

Address for Notices:

Union Bank of California, N.A.
445 South Figueroa Street, 13th Floor
Los Angeles, CA 90071
Attention: Craig Cappai
Telephone: (213) 236-7517
Facsimile: (213) 236-7619

Applicable Lending Office for
Base Rate Loans:

445 South Figueroa Street
Los Angeles, CA 90071

Applicable Lending Office for
LIBOR Loans:

445 South Figueroa Street
Los Angeles, CA 90071

Applicable Lending Office for
participations in Letters of Credit:

445 South Figueroa Street
Los Angeles, CA 90071

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